Exhibit 2.1

Asset Purchase Agreement

By And Among

Weider Publications, LLC

A360 Media, LLC

And

The Arena Media Brands, LLC

December 7, 2022

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Exhibits and Schedules

Exhibits:
Exhibit A	‒	Form of TSA
Exhibit B	‒	Form of Bill of Sale
Exhibit C	‒	Form of Trademark Assignment Agreement
Exhibit D	‒	Form of Domain Name Assignment Agreement
Exhibit E	‒	Form of Copyright Assignment Agreement
Exhibit F	‒	Escrow Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 7, 2022 (the “Agreement Date”), is entered into by and among A360 MEDIA, LLC, a Delaware limited liability company (“Parent”), WEIDER PUBLICATIONS, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Seller”), and THE ARENA MEDIA BRANDS, LLC, a Delaware limited liability company (“Buyer”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Seller is engaged in, among other things, the operation of the Business;

WHEREAS, Buyer, through itself and one or more of its direct or indirect Subsidiaries, desires to purchase and assume, and Seller desires to sell, transfer and assign the Purchased Assets and the Assumed Liabilities of the Business to Buyer and one or more of its direct or indirect Subsidiaries, upon the terms and subject to the conditions specified in this Agreement (the “Purchase Transactions”);

WHEREAS, Parent and Buyer have executed an advance agreement, pursuant to which Buyer advanced $1,000,000 to Parent (such agreement, the “Advance Agreement”);

WHEREAS, the managers of Seller have carefully considered the terms of this Agreement and have approved this Agreement and the Purchase Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the board of directors of Buyer has carefully considered the terms of this Agreement and has approved this Agreement and the Purchase Transactions, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS

Section 1.1 Certain Definitions

“Affiliate” means (a) in the case of an individual, (i) the members of the immediate family (including parents, siblings and children) of the individual, (ii) the individual’s spouse and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, is controlled by any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Entity.

“Business” means Seller’s Men’s Journal and Adventure Sports Network businesses, including the production, sale and distribution of media and other content in electronic and digital format for, through and by the Seller Websites and, in the case of the Men’s Journal business, the Men’s Fitness business.

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“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are permitted or required by Law to close.

“Business Employee” means all employees of Seller or any of its Subsidiaries who are directly engaged in the Business, including any such employees who are Inactive Employees.

“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Business Leases” means the sublease agreements, lease agreements, executive suite agreements, assignments or other similar agreements pursuant to which Seller leases real properties.

“Business Real Property” means, collectively, the real property leased pursuant to the Business Leases.

“Closing Transfer Documents” means the Bill of Sale, Trademark Assignment Agreement, Domain Name Assignment Agreement, the Copyright Assignment Agreement, the documents and certificates referred to in Section 2.5 and any other agreement necessary to effect the Transfer of the Purchased Assets and Assumed Liabilities in the Purchase Transactions.

“Closing Payment” means $23,000,000 in cash.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the same meaning as the term “Evaluation Material” as defined in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 31, 2022 by and between the Buyer and the Seller.

“Consent” means any required consent, waiver or approval of, or authorization, order, license, permission, permit, qualification, exemption or waiver by, any third party or Governmental Authority.

“Contract” means any legally binding executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any applicable Law or any published requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, providing for or contemplating business closures or other reductions, changes to business operations, any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other applicable Law by any Governmental Authority in connection with or in response to COVID-19.

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“Deferred Payment” means $1,000,000 in cash.

“Dissolution Event” means (i) a general assignment for the benefit of Seller’s creditors, or (ii) any other liquidation, dissolution or winding up of Seller, whether voluntary or involuntary.

“Dollars” or “$,” when used in this Agreement or any other agreement or document contemplated hereby, means U.S. dollars unless otherwise stated.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.

“Environmental Claim” means any written claim, Proceeding, complaint or notice of violation alleging violation of, or Liability under, any Environmental Laws.

“Environmental Laws” means any applicable foreign, federal, state or local Law, statutes, regulations, codes, ordinances, permits, decrees, orders or common Law relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees. Environmental Laws shall include the following U.S. statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or similar foreign, federal state or local Law, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Regions Bank.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Parties and Escrow Agent at the Closing, in substantially the form attached hereto as Exhibit F.

“Escrow Fees” means the total amount to be paid to the Escrow Agent for its services pursuant to the Escrow Agreement.

“Excluded Print Business” means Seller’s production, sale and distribution of media and other content in physical print format (and Men’s Journal digital replica subscription copies), and including any racks or pockets related thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by products or derivatives and asbestos and any other substance, material or waste listed, classified or regulated as a “solid waste,” “hazardous” “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic,” “toxic substance,” “toxic waste,” “toxic pollutant,” “contaminant,” or “pollutant” or any similar terms, or that is otherwise subject to regulation, control or remediation, under any Environmental Law.

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“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take back or product content requirements.

“Inactive Employee” means any Business Employee who is on maternity or paternity leave, leave under the Family Medical Leave Act of 1993, education leave, national service or military leave, approved personal leave, leave for purposes of jury duty, short-term or long-term disability leave or medical leave.

“Indebtedness” of any Person means, without duplication, (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) any obligations owed with respect to letters of credit, performance or surety bonds, bankers’ acceptances and similar facilities (in each case, to the extent drawn), (c) any cash overdrafts, (d) all obligations of such Person for the deferred purchase price of property or services and all obligations of such Person under any conditional sale or other title retention agreement (but excluding trade accounts payable and other accrued current liabilities) and (e) any outstanding guarantees of obligations of the type described in clauses (a) through (d).

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Party obligated to indemnify a Notifying Party and its related Indemnified Parties.

“knowledge” of a Party means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(a)(ii) of the Disclosure Letter.

“Law” means any law, treaty, statute, ordinance, rule, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Liabilities” means any Indebtedness, liability or other obligation (whether pecuniary or not, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Liens” means any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien, charge, security interest or option.

“Losses” means any and all claims, losses, damages, Liabilities, settlements, judgments, awards, penalties, fines, costs or expenses (including reasonable legal, expert and consultant fees and expenses), including costs of enforcement.

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“Material Adverse Effect” means (a) any change, circumstance, occurrence, event or effect (“Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets (including intangible assets), Liabilities, business, prospects, operations or results of operations of the Business, taken as a whole; provided that none of the following shall, either alone or in combination, be deemed to constitute a Material Adverse Effect, or shall be taken into account in determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: any Effect resulting from or arising out of (i) the public announcement of the sale of the Business and the execution of this Agreement, (ii) general business, regulatory, financial, political or economic conditions or markets in the United States or other foreign locations where the Business is operated, including any disruption thereof and including changes (A) in prevailing interest rates or fluctuations in currency or (B) affecting financial, credit, foreign exchange or capital market conditions (including the imposition of new or increased tariffs), (iii) general conditions in the industry or markets in which the Business is conducted, (iv) any change or development in Law (including proposed changes or developments) applicable to the Business, or the Purchased Assets, any changes or proposed changes in GAAP (or the applicable accounting standards or principles in any jurisdictions outside of the United States), or the enforcement of interpretation of any of the foregoing, (v) any global or natural conditions or circumstances, including any pandemic (including COVID-19 or COVID-19 Measures), epidemic, plague, or other outbreak of illness or public health event, natural disasters, weather conditions, an outbreak or escalation of war (including whether or not declared), armed hostilities, criminal activities, acts of terrorism, sabotage, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening thereof; provided that in the case of the foregoing clauses (ii), (iii), (iv) and (v), Effects referred to therein shall be excluded only to the extent they do not disproportionately impact the Business relative to the competitors of the Business or the other Business Entities in the industry in which the Business operates (i.e., if there is a disproportionate impact, only the extent of such disproportionate impact shall be taken into account in determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), or (b) any effect or circumstance that would materially impair or materially delay Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents.

“Notifying Party” means (a) Seller, in the case of any matter for which any Seller Indemnified Party may be entitled to indemnification hereunder and (b) Buyer, in the case of any matter for which any Buyer Indemnified Party may be entitled to indemnification hereunder.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.

“ordinary course of business” means any action taken by a Person if: (a) such action is consistent with such Person’s past practice, (b) is taken in the ordinary course of such Person’s normal day-to-day operations and (c) such action is not required under applicable Law or the Organizational Documents of such Person to be authorized by such Person’s stockholders, board of directors or any committee thereof and does not require any other separate or special authorization pursuant to any Contract or applicable Law.

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, partnership agreement and/or certificates of existence, as applicable.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority.

“Permitted Liens” means: (a) statutory liens for Taxes that are not yet due and payable, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements and (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law.

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“Person” means an individual, Business Entity or Governmental Authority.

“Proceeding” means any action, arbitration, proceeding, litigation or suit commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Purchase Price” means the sum of the Closing Payment plus the Deferred Payment.

“Representatives” of any Person means such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, (b) any Person located, organized, citizen of or resident in a sanctioned country, (c) any Person owned 50% or more by such Persons described in clauses (a) or (b), or (d) an agency or instrumentality of, or entity owned 50% or more by, the government of a sanctioned country.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Benefit Plans” means each “employee benefit plan” (within the meaning of ERISA, whether or not subject to ERISA), and each severance, change in control, deferred compensation, retention, or vacation or paid time off, insurance coverage, disability coverage, disability benefits, death benefits, workers’ benefits, pension, profit sharing, retirement, incentive, bonus, commission plan, stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, employment, individual consulting, or executive compensation or severance program, agreement or arrangement that is sponsored, maintained or contributed to, or required to be contributed to, by Seller or its Subsidiaries for the benefit of any Business Employee.

“Shared Contracts” means Contracts of Seller with one or more third parties that relate to, or under which the rights of Seller are exercised for the benefit of, both (x) any Purchased Assets or the Business and (y) any Excluded Assets, including the Excluded Print Business, or any business(es) of Seller and its Subsidiaries other than the Business, including any such Shared Contracts described on Schedule 2.7 of the Disclosure Letter. For the avoidance of doubt, the term Shared Contracts excludes any Contracts solely related to print media.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” of Buyer, Seller or any other Person means any corporation, partnership or other Business Entity of which Buyer, Seller or such other Person, as applicable (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other Business Entity.

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“Tax” or “Taxes” means (i) all taxes, including income, gross receipts, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes, fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Taxing Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, declaration, report, election, disclosure, form, estimated return and information statement filed or required to be filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Transaction Documents” means this Agreement, the TSA, the Closing Transfer Documents, the Escrow Agreement and the Exhibits, Appendices and Schedules hereto and thereto.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Purchase Transactions.

“Transfer” means sell, convey, transfer, assign or deliver.

“TSA” means that certain Transition Services Agreement in substantially the form attached hereto as Exhibit A, to be entered into between Seller, through itself and/or one or more of its direct or indirect Subsidiaries, and Buyer, pursuant to which Seller will cause certain services to be provided to Buyer or its Affiliates in connection with the sale of the Business to Buyer.

Article 2

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1 Purchased Assets. Subject to Section 2.5, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller and Parent, as applicable (collectively, the “Seller Parties” and each a “Seller Party”), shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire and accept from the Seller Parties, all of the Seller Parties’ right, title and interest in, to and under all of the following assets of the Seller Parties, in each case free and clear of all Liens other than Permitted Liens (collectively, the “Purchased Assets”):

(a) (i) All Seller Intellectual Property primarily related to the Business, including (A) all media properties, content and archives (including all content owned by Seller (including all newsletters, stories, articles, articles and other editorial content, and message boards/comments) and Seller’s rights with respect to any content licensed to Seller (e.g., photographs, graphics, videos, articles, etc.), appearing on any Seller Website or in any publication), records, digital files (including all digital files for digital versions of any publications, and any audio files and/or podcasts, including in each case archival copies thereof), research material, technical information (in each case, whether such materials are evidenced in writing, electronically, or otherwise) and (B) the media properties and other assets and Seller Intellectual Property listed on Schedule 2.1(a) of the Disclosure Letter and (ii) the Seller Intellectual Property embodied in the physical, print archives of the Men’s Journal, Men’s Fitness and Adventure Sports Network publications and the content of such printed materials (the “Transferred Intellectual Property”);

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(b) the Contracts listed on Schedule 2.1(b) of the Disclosure Letter, as such Contracts may be renewed or modified following the Agreement Date in accordance with the Agreement (collectively, the “Assumed Contracts”) and all rights of the Seller Parties arising thereunder;

(c) intentionally deleted;

(d) all furniture, office supplies, office equipment, computers and laptops, trade fixtures and furnishings located at 2025 Corte del Nogal, Carlsbad, CA 92011 (the “Carlsbad Office”) or as listed on Schedule 2.1(d) of the Disclosure Letter (the “Transferred Tangible Assets”);

(e) (i) copies of all Books and Records of the Business, whether print or digital, including (in each case to the extent related to the Business), financial and accounting records, copies of the Assumed Contracts, customer lists, vendor lists, customer files and correspondence, billing and receivables history, marketing materials, media kits, electronic mailing lists, market research and any other document or asset utilized in marketing or publicizing the Business and (ii) all physical, print archives of the Men’s Journal, Men’s Fitness and Adventure Sports Network publications (collectively, the “Transferred Books and Records”);

(f) all Seller Data collected or generated through the operation of the Business, including the Seller Data described on Schedule 2.1(f) of the Disclosure Letter (the “Transferred Data”); provided that Seller shall be entitled to retain copies of the Transferred Data as and to the extent required under Law or under Seller’s document retention policies;

(g) to the extent transferable, all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors, and rights to refunds or rebates, in each case that are primarily related to any of the Purchased Assets or the Business;

(h) to the extent transferable, those licenses, permits, approvals and authorizations issued by a Governmental Authority that are primarily related to the Business;

(i) intentionally deleted;

(j) such accounts receivable (including notes, book debts and other amounts due or accrued, whether billed or unbilled), prepaid expenses and deposits of the Seller Parties in each case (A) to the extent arising from, related to or in respect of the Business and (B) limited solely to the period from and after the Effective Time, and subject to reconciliation in accordance with Section 3.3 (the “Post-Closing Accounts Receivable”);

(k) all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit, defenses or counterclaims and other rights of recoupment, including recoveries by settlement, judgment or otherwise in connection therewith, to the extent exclusively related to the Purchased Assets or Assumed Liabilities, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement to the extent exclusively related to the Purchased Assets or Assumed Liabilities and any copyright or trademark opposition Proceedings for the benefit of the Business; and

(l) goodwill to the extent exclusively related to the Business (the “Transferred Goodwill”).

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary herein, Buyer is not acquiring hereunder or otherwise the Seller Parties’ right and title to, interest in, and claims under any of the assets, properties or rights of the Seller Parties other than the Purchased Assets, including the following assets, properties and rights of the Seller Parties (collectively, the “Excluded Assets”):

(a) all cash, cash equivalents, deposits, bank accounts, negotiable instruments and securities of the Seller Parties, other than the Lease Deposits to the extent described in Section 6.15;

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(b) all Contracts and Business Leases of Seller or its Affiliates other than the Assumed Contracts and the Assumed Business Leases, including those Contracts of Seller or its Affiliates that are specifically listed or described on Schedule 2.2(b) of the Disclosure Letter (collectively, the “Excluded Contracts”) and all rights of Seller or its Affiliates arising thereunder;

(c) all tangible assets and other personal property, including furniture, office supplies, office equipment, computers and laptops, trade fixtures and furnishings not located at the Carlsbad Office and not listed or described on Schedule 2.1(d) of the Disclosure Letter;

(d) all corporate minute books and stock records or similar corporate records of the Seller Parties and the Tax Returns and other Tax records of the Seller Parties, and any other Tax-related assets including credits, and claims for refund of Taxes or other governmental charges;

(e) all rights in connection with, and assets of, any Seller Benefit Plan;

(f) shares of any equity interest in any Person;

(g) all Books and Records (other than the Transferred Books and Records);

(h) such accounts receivable (including notes, book debts and other amounts due or accrued, whether billed or unbilled), prepaid expenses and deposits of the Seller Parties, in each case (A) arising from, related to or in respect of the Business and (B) limited solely to the period prior to and ending on the Effective Time, and subject to reconciliation in accordance with Section 3.3 (the “Pre-Closing Accounts Receivable”);

(i) all goodwill of the Seller Parties (other than the Transferred Goodwill);

(j) all of the Seller Parties’ insurance policies and rights thereunder;

(k) all assets of the Seller Parties that are not primarily related to the Business;

(l) the Excluded Print Business; and

(m) all rights of the Seller Parties under this Agreement, any of the other Transaction Documents and/or any instrument or certificate delivered in connection with this Agreement or any of the other Transaction Documents and all records prepared in connection with the Transactions.

Section 2.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Buyer shall accept, assume and agree to pay, perform, fulfill and discharge when due only the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising out of or relating to the Purchased Assets, but only to the extent such Liabilities arise out of Buyer’s operation of the Business or use or operation of the Purchased Assets after the Effective Time;

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(b) all Liabilities under the Assumed Contracts, in each case to the extent such Liabilities arise after the Effective Time, and do not relate to any tort, breach, default or violation by or on behalf of Seller prior to the Effective Time, including all accounts payable of Seller thereunder to the extent arising from, related to or in respect of the Business and the period from and after the Effective Time (the “Post-Closing Accounts Payable”) (and subject to reconciliation in accordance with Section 3.3); and

(c) all Liabilities arising out of or relating to Buyer’s employment of the Transferred Business Employees following the Effective Time, including for salaries, wages, profit sharing plans, bonuses, retention payments and other similar liabilities accruing following the Effective Time.

For the avoidance of doubt, the Parties expressly agree that the Assumed Liabilities shall exclude any liability that (A) arises from Seller’s breach or default under the Assumed Contracts or (B) is an Excluded Liability.

Section 2.4 Excluded Liabilities. The Parties agree that, except for the Assumed Liabilities, Buyer shall not accept, assume, pay, perform, fulfill or discharge or otherwise have any Liability for, any Liabilities of Seller or any Affiliate of Seller (whether now existing or hereafter arising), and Seller and its Affiliates shall retain, and shall be solely responsible and liable for paying, performing, fulfilling and discharging when due, all Liabilities of Seller and its Affiliates other than the Assumed Liabilities, including the following Liabilities (collectively, the “Excluded Liabilities”):

(a) any Liability to the extent arising out of or related to the Excluded Assets;

(b) any Liability to the extent arising out of or related to the Excluded Print Business;

(c) any Liability arising out of or relating to any tort, breach, default or violation by Seller on or prior to the Effective Time;

(d) all Liabilities under the Assumed Contracts, in each case to the extent such Liabilities arise prior to and ending at the Effective Time, including all accounts payable of the Seller Parties to the extent arising from, related to or in respect of the Business prior to and ending at the Effective Time (the “Pre-Closing Accounts Payable”) (and subject to reconciliation in accordance with Section 3.3);

(e) any Proceeding to the extent relating to or arising out of the ownership or use of the Purchased Assets or the ownership or operation of the Business on or prior to the Effective Time;

(f) any Taxes of the Seller Parties, including any Transfer Taxes, and any Taxes imposed on or with respect to the Purchased Assets for a taxable period (or portion thereof) ending on or before the Effective Time;

(g) all Indebtedness of the Seller Parties (including, for the avoidance of doubt, the Advance Agreement);

(h) all Liabilities relating to any Business Lease other than the Assumed Business Leases;

(i) any Liability of the Seller Parties in connection with the employment of any current or former employee or other service provider of Seller, including any Transferred Business Employees, on or prior to the Effective Time, including any Liability of the Seller Parties constituting workers’ compensation claims of such personnel with respect to occurrences on or prior to the Effective Time, and any Liability of the Seller Parties in connection with the termination of employment of any current or former employee or other service provider of Seller, including any Transferred Business Employees;

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(j) all Liabilities under or related to any Seller Benefit Plan, whether in respect of any current or former employee of Seller, including any Transferred Business Employees, or their covered dependents, or any other current or former employees of Seller, for benefits, claims or entitlements under any Seller Benefit Plans;

(k) all Liabilities under or related to any settlement agreement related to the Business or otherwise entered into by Seller prior to the Effective Time; and

(l) any Liabilities of Seller arising out of Seller’s negotiation and preparation of this Agreement and consummation and performance of the Transactions, including the Escrow Fees.

Section 2.5 Transfer. The right, title and interest in and to the Purchased Assets of the Seller Parties shall be sold, assigned, transferred, conveyed and delivered, and the Assumed Liabilities shall be assumed, in accordance with this Article 2 pursuant to transfer and assumption agreements and such other instruments in such form as may be required to legally effect a conveyance of the Purchased Assets and an assumption of the Assumed Liabilities. Such transfer and assumption agreements shall be in a form mutually agreed by the Seller Parties and Buyer and shall include, with respect to the Purchased Assets and Assumed Liabilities, a bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit B (collectively, the “Bill of Sale”), a trademark assignment agreement in substantially the form attached hereto as Exhibit C (the “Trademark Assignment Agreement”), a domain name assignment agreement in substantially the form attached hereto as Exhibit D (the “Domain Name Assignment Agreement”) and a copyright assignment agreement in substantially the form attached hereto as Exhibit E (the “Copyright Assignment Agreement”).

Section 2.6 Required Consents.

(a) To the extent that the assignment by Seller to Buyer of any Purchased Asset or the assumption by Buyer of any Assumed Liability is not permitted without the Consent of another Person or Persons or would otherwise constitute a breach or other contravention under any Contract or Law to which Seller is a party or by which it is bound, or in any way would adversely affects rights of Buyer upon transfer of such Purchased Asset or Assumed Liability, this Agreement and the Closing Transfer Documents shall not be deemed to constitute an assignment of any such Purchased Asset or an assumption of any such Assumed Liability until such Consent is obtained and is effective in accordance with its terms (or such assignment and assumption is no longer illegal), and such asset (a “Contingent Asset”) shall only become a Purchased Asset and such liability (a “Contingent Liability”) shall only become an Assumed Liability at such time as such Consent has been obtained and becomes effective in accordance with its terms (or such assignment and assumption is no longer illegal).

(b) Buyer and Seller shall use their respective commercially reasonable efforts to obtain any consents or waivers required to assign to Buyer any Contingent Asset or Contingent Liability, without any conditions to such transfer (including the making of any payments) or changes or modifications of terms thereunder; provided that Buyer shall not be obligated to pay any consideration therefor to any third party from whom consent or waiver is requested.

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(c) If any consent referred to in Section 2.6(a) is not obtained prior to Closing for an Assumed Contract, until any such consent is obtained, (i) Buyer and Seller will take commercially reasonable actions necessary or appropriate to provide Buyer with all of the benefits of such Assumed Contract, and for Buyer to bear the costs and liabilities, in each case, arising after the Closing, with respect to such Contingent Assets and Contingent Liabilities, to the extent permitted by Law, (ii) Seller shall take such actions as may be reasonably requested by Buyer with respect to such Contingent Assets and Contingent Liabilities, (iii) Buyer will use commercially reasonable efforts to cooperate with Seller in any reasonable arrangement necessary to provide that neither Seller nor any of its Affiliates are responsible for any Liability (other than Excluded Liabilities) relating to or arising out of such Contingent Asset or Contingent Liability and (iv) Seller shall not amend, modify or supplement in any way the terms of, or terminate, such Assumed Contract without the prior written consent of Buyer.

Section 2.7 Shared Contracts.

(a) The Seller Parties shall use commercially reasonable efforts (it being understood that neither Seller nor any of its Affiliates shall be required to make any payments to Buyer or a third party other than one-time fees that Seller or its Affiliates may incur in connection with the separation or replication of any Specified Shared Contract), and Buyer will work together in good faith with the Seller Parties, to separate or replicate (on substantially the same terms) and Transfer the portion of each Specified Shared Contract that relates to the Business (the interest in such portion of a Specified Shared Contract, “Split Interest”) to and for the benefit of Buyer as of the Effective Time. As used herein, a “Specified Shared Contract” means each Shared Contract set forth on Schedule 2.7 of the Disclosure Letter, which schedule may be updated following the Agreement Date upon reasonable written request by Buyer and the consent of Seller, which will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Seller shall not be obligated under this Section 2.7 to Transfer any portion of a Split Interest to the extent such portion is also related to the Excluded Assets. Notwithstanding anything to the contrary in this Section 2.7, Seller’s obligation to pay fees in connection with the separation or replication of any Specified Shared Contract shall not exceed (i) $5,000 for any Specified Shared Contract, and (ii) $25,000 in the aggregate for all Specified Shared Contracts.

(b) If any Specified Shared Contract is not separated or replicated, and any Split Interest is not Transferred, in each case as contemplated under Section 2.7(a), on or prior to the Effective Time, Seller hereby agrees to use commercially reasonable efforts (it being understood that neither Seller nor an of its Affiliates shall be required to make any payments to Buyer or a third party other than one-time fees that Seller or its Affiliates may incur in connection with the separation or replication of any Specified Shared Contract), and Buyer will work together in good faith with the Seller Parties, to (i) implement arrangements (including subleasing, sublicensing or subcontracting) (A) to provide the underlying rights and benefits of the applicable Seller Party to Buyer related to the Business and (B) for Buyer to assume all corresponding obligations thereunder, (ii) obtain any requisite Consent required to separate or replicate such Specified Shared Contract (on substantially the same terms) and thereby Transfer such Split Interest, as applicable, and upon receipt of the foregoing, effect such Transfer, and (iii) to enforce, at the reasonable request of and for the benefit of Buyer, any and all claims, rights and benefits of the applicable Seller Party (to the extent related to the Split Interest), against any third party thereto arising from any such Split Interest.

(c) Notwithstanding anything in this Agreement to the contrary, unless and until any required third-party Consent with respect to the separation or replication of the applicable Specified Shared Contract, and the Transfer of the appliable Split Interest, is effected with the counterparty to such Specified Shared Contract (such time, the “Consent Receipt Time”), no such Split Interest shall constitute a Purchased Asset; provided that the obligations (other than Excluded Liabilities) relating to or arising in connection with such Split Interest that would have otherwise constituted Assumed Liabilities at the Closing, shall, upon such Transfer to Buyer, be deemed to be an Assumed Liability for purposes of this Agreement to the same extent as if Transferred to Buyer at Closing. Once the Consent Receipt Time occurs with respect to any such Split Interest, such Split Interest shall be Transferred to or assumed by Buyer (but not before such time and not before the Closing Date) for no additional consideration, and, in each case, the rights, title and interest to such Split Interest shall be deemed to be Purchased Assets for purposes of this Agreement.

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Section 2.8 Further Assurances. Following the Closing but subject to Section 2.6, (A) Seller and its Affiliates (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions, subject to Section 2.6(b), (i) as Buyer may reasonably require to more effectively Transfer to Buyer any of the Purchased Assets, (ii) as Seller may reasonably determine would be required to deliver to Buyer such other assets owned by Seller in order to make the representation and warranty set forth in Section 4.15(c) true and correct in all material respects (it being understood that any asset delivered pursuant to this Section 2.8 shall be deemed to constitute a Purchased Asset for all purposes hereunder), and (iii) as Buyer may reasonably require for Seller to more effectively retain any of the Excluded Liabilities and (B) Buyer will execute and deliver such instruments, certificates, agreements and other documents and perform such other actions as Seller or its Affiliates may reasonably require for Buyer to more effectively assume the Assumed Liabilities. In addition to the foregoing, to the extent any right related to the Excluded Assets (i) is not used in or necessary for the operation of the Business and (ii) was included in the Assumed Contracts, upon Seller’s written request, the Parties will use commercially reasonable efforts to convey such rights to Seller (it being understood that neither Buyer nor any of its Affiliates shall be required to make any payments to Seller or a third party in furtherance of the foregoing).

Article 3

CLOSING; PURCHASE PRICE

Section 3.1 Closing. Unless this Agreement is terminated pursuant to Article 9, the closing of the Purchase Transactions and the other transactions hereunder (the “Closing”) shall take place electronically on the date that is the later of (A) three Business Days following the day on which each of the conditions set forth in Article 7 are satisfied or waived by the parties entitled to the benefit of the same (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and (B) December 15, 2022, or at such other date as the Parties may agree in writing (such date of the Closing being herein referred to as the “Closing Date”). The effective time of the Closing for Tax, operational and all other matters shall be deemed to be 11:59 p.m. (local time in each jurisdiction in which the Business is conducted) on the Closing Date (the “Effective Time”). At the Closing: (i) Buyer shall deliver to Seller the Transaction Documents to which Buyer is a party (other than this Agreement), in each case executed by Buyer; and (ii) Seller shall deliver to Buyer the Transaction Documents to which Seller and/or Parent is a party (other than this Agreement), in each case executed by Seller and/or Parent, as the case may be.

Section 3.2 Purchase Price. The total consideration for the Purchased Assets shall consist of (i) the Purchase Price (subject to Section 8.3) and (ii) the assumption by Buyer, directly or indirectly, as set forth in the Bill of Sale, of the Assumed Liabilities.

Section 3.3 Payment of Purchase Price; Post-Closing Reconciliation; Wrong Pockets.

(a) On the Closing Date, Buyer shall pay the Closing Payment to Seller. In accordance with Section 1.1(a) of the Advance Agreement, the Advanced Amount shall be deemed repaid in full effective upon the Closing.

(b) On the Closing Date, Buyer shall deliver an amount equal to the Deferred Payment to the Escrow Agent pursuant to the terms of the Escrow Agreement.

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(c) In no way limiting the generality of Section 3.3(d), no later than 90 days following the Closing Date, Seller and Buyer will reconcile (i) the Pre-Closing Accounts Receivable and Post-Closing Accounts Receivable (including any funds received or collected by Seller or any Affiliate relating to the Purchased Assets (including any Post-Closing Accounts Receivable included in the Purchased Assets)) and (ii) the Pre-Closing Accounts Payable and the Post-Closing Accounts Payable. Any funds received from Pre-Closing Accounts Receivable and payments made pursuant to Pre-Closing Accounts Payable shall be attributed to Seller and any funds received from Post-Closing Accounts Receivable and payments made pursuant to Post-Closing Accounts Payable shall be attributable to Buyer. After the computation of the foregoing, Seller and Buyer shall execute a funds flow statement and the net balance, if any, shall be paid within 15 days of the date Seller and Buyer execute such reconciliation statement. In the event Seller and Buyer cannot agree on an item or items of reconciliation, they shall escalate the matter within each Party to senior management and attempt, for a period of 30 days, to reach agreement. If no agreement is reached, then Seller and Buyer will identify a nationally recognized accounting firm with whom neither has or had a material business relationship in the prior three (3) years to make a final determination that shall be non-appealable and binding. If the accounting firm determines that the actual amount is more than 10% off the amount originally claimed, then the Party against whom such determination is made shall be responsible for the costs of the accounting firm in making such determination.

(d) In the event that, on or after the Closing, either of Buyer and Seller receives payments or funds due or belonging to the other Party pursuant to the terms hereof or any of the Transaction Documents, then the Party receiving such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper Party (with appropriate endorsements, as applicable), and will account to such other Party for all such receipts. The Parties acknowledge and agree that, except as otherwise provided in this Agreement, there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents. Without limiting the foregoing provisions of this Section 3.3, Seller agrees that Buyer shall, following the Closing, have the right and authority to endorse any checks or drafts received by Buyer in respect of any Post-Closing Accounts Receivable included in the Purchased Assets and Seller shall furnish to Buyer such evidence of this authority as Buyer may reasonably request. Following the Closing, if Buyer or its Affiliates receives any mail or packages addressed to Seller or its Affiliates and delivered to Buyer not relating to the Business, the Purchased Assets or the Assumed Liabilities, Buyer shall promptly deliver (or cause to be delivered) such mail or packages to Seller. Following the Closing, if Seller or its Subsidiaries receives any mail or packages delivered to Seller relating to the Business, the Purchased Assets or the Assumed Liabilities, Seller shall promptly deliver (or cause to be delivered) such mail or packages to Buyer.

Section 3.4 Allocation of Purchase Price. As soon as practicable (but in any event within 90 Business Days) after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”) that allocates the Purchase Price among the Purchased Assets as of the Effective Time in accordance with the principles of Section 1060 of the Code and the regulations thereunder (and any other corresponding or similar requirements under applicable Tax Law). Such Allocation Statement shall be subject to Seller’s review. Seller may provide comments on such Allocation Statement and Buyer shall consider and respond to such comments in good faith for a period of up to 30 Business Days. If Buyer and Seller are not able to resolve all written comments made by Seller within the applicable 30 Business Day period, each of Buyer and Seller shall be allowed to use such Party’s own allocation of the Purchase Price. Buyer and Seller shall act in accordance with the Allocation Statement (to the extent agreed upon by Buyer and Seller in accordance with this Section 3.4) in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position (and each shall cause its respective Subsidiaries not to take any position) inconsistent with the Allocation Statement for income Tax purposes in any jurisdiction, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Buyer and Seller shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable Tax Law and in a manner consistent with the Allocation Statement (to the extent agreed upon by the Parties in accordance with this Section 3.4), and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other Party. In the event that the Allocation Statement is disputed by any Taxing Authority, (a) the Party receiving notice of the dispute shall promptly notify the other Party of such notice and (b) both Buyer and Seller shall use commercially reasonable efforts to defend the Allocation Statement in any Proceedings or settle such dispute in a manner mutually acceptable to Buyer and Seller.

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Section 3.5 Title Passage; Delivery of Purchased Assets. At the Closing, all of the right, title and interest of Seller (including any risk of loss) in and to all of the Purchased Assets as they exist as of the Closing shall pass to Buyer. The Purchased Assets and control thereof, shall be delivered to Buyer in the form and to the location mutually agreed by Seller and Buyer before the Closing Date or pursuant to the TSA.

Section 3.6 Withholding. Each of Seller and Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and the other Transaction Documents such amounts as are required to be deducted and withheld under applicable Law (such Party that deducts and withholds, the “Withholding Party”); provided that the Withholding Party shall give the other Party reasonable prior notice of the Withholding Party’s intention to so withhold, and give the other Party a reasonable opportunity to respond. To the extent such amounts are so deducted or withheld under this Section 3.6, such amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid by the Withholding Party to the other Party to the extent so paid to the appropriate Governmental Authority.

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth specifically on the disclosure letter delivered by Seller on the Agreement Date and attached hereto (the “Disclosure Letter”) (with the disclosure in any section or subsection of the Disclosure Letter being deemed to qualify or apply to other sections and subsections of this Article 4 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), Seller represents and warrants to Buyer as follows:

Section 4.1 Corporate Existence. Seller is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Seller has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Transactions and to own, lease or otherwise hold the Purchased Assets owned, leased or otherwise held by it. Seller has no Subsidiaries.

Section 4.2 Corporate Authority. This Agreement and the other Transaction Documents to which Seller is (or becomes) a party and the consummation of the Transactions involving Seller have been duly authorized by Seller by all requisite corporate, limited liability company, partnership or other action prior to Closing and no other Proceedings on the part of Seller or its equityholders are necessary for Seller to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder. Seller has full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed and delivered by Seller at or prior to the Closing. Assuming the due authorization, execution and delivery by Buyer of this Agreement or any other Transaction Document, as applicable, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Law relating to or affecting creditors’ rights generally, and general equitable principles (collectively, the “Enforceability Exceptions”).

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Section 4.3 Governmental Approvals and Consents; Non-Contravention.

(a) No Consent, order or license or permit from, notice to or registration, declaration or filing with, any U.S., foreign, federal, state, provincial, municipal or local government, government agency, court of competent jurisdiction, administrative agency or commission, or other governmental or regulatory authority or instrumentality (“Governmental Authority”) is required on the part of Seller in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the Transactions.

(b) Except as set forth on Schedule 4.3(b) of the Disclosure Letter, the execution and delivery of this Agreement and the other Transaction Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions do not and will not (without notice, lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of the Organizational Documents of Seller, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to, any material Permit or Material Assumed Contract or (iii) assuming compliance with the matters described in Section 4.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Seller or any Purchased Assets.

Section 4.4 Contracts.

(a) Schedule 4.4(a) of the Disclosure Letter identifies (x) each of the Assumed Contracts (each such listed Assumed Contract, a “Material Assumed Contract”) to which Seller is a party as of the Agreement Date and (y) each Shared Contract (each such listed Shared Contract, a “Material Shared Contract”) in effect as of the Agreement Date, in each case of clauses (x) and (y), that meets the following criteria (the Material Shared Contract and Material Assumed Contracts, collectively, the “Material Contracts”):

(i) any distributor, sales, advertising (including insertion orders) or media production Contract that either (A) Seller is a party to and that is primarily related to the Business and involves payments to or from the Business in excess of $10,000 annually, or (B) is a Shared Contract that involves payments to or from the Business in excess of $25,000 annually;

(ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets where either (A) Seller is a party to such Contract, it is primarily related to the Business and involves payments to or from the Business in excess of $10,000 annually, or (B) is a Shared Contract that involves payments to or from the Business in excess of $25,000 annually;

(iii) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Business where either (A) Seller is a party to such Contract, it is primarily related to the Business and involves payments to or from the Business in excess of $10,000 annually, or (B) is a Shared Contract that involves payments to or from the Business in excess of $25,000 annually;

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(iv) any Contract granting most favored customer pricing to any Person, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract materially limiting the freedom of Seller to engage in the Business or compete with any Person in connection with Seller’s conduct of the Business, in each case, that (x) apply to any Purchased Asset or (y) will apply to the activities of Buyer after the Closing with respect to the Business and that is not terminable by Seller on 90 days’ notice or less without premium or penalty;

(v) (A) each Business Lease and (B) any Contract pursuant to which Seller is a lessor or lessee of any office furniture, fixtures or other personal property involving payments in respect of the Business in excess of $10,000 per annum;

(vi) each Contract granting a Lien upon any Purchased Asset;

(vii) any Contract to license or authorize any third party to use any Seller-Owned Intellectual Property, excluding non-exclusive licenses or rights granted in the ordinary course of business to suppliers, distributors, vendors or customers;

(viii) (A) any management service, partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person, in each case in relation to the Business or the Purchased Assets;

(ix) any Contract pursuant to which Seller has acquired a business or entity, or assets of a business or entity since January 1, 2019, in each case that is related to the Business, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(x) any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) related to the Business where either (A) Seller is a party to such Contract and it involves payments to or from the Business in excess of $10,000 annually, or (B) such Contract is a Shared Contract that involves payments to or from the Business in excess of $25,000 annually;

(xi) any settlement agreement primarily related to the Business since January 1, 2019; and

(xii) any Contract with any Governmental Authority.

(b) Each Material Assumed Contract and Specified Shared Contract is valid, binding and in full force and effect with respect to, and enforceable against, Seller and, to the knowledge of Seller, each other party thereto, subject to and except as such enforceability may limited by the effect, if any, of the Enforceability Exceptions. None of the Material Assumed Contracts or Specified Shared Contracts have been amended or modified except as set forth therein. Seller is not in breach or default in the performance of any of its obligations under any Material Assumed Contract or Specified Shared Contract and, to the knowledge of Seller, as of the Agreement Date, no other party to such Material Assumed Contract or Specified Shared Contract is in breach or default thereunder, and no event exists that, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of Seller under any Material Assumed Contract or Specified Shared Contract to which it is a party or, to the knowledge of Seller, any other party thereto. Seller has provided Buyer true, complete and correct copies of all written Material Assumed Contracts and Specified Shared Contracts (including, in each case, all amendments, addenda, exhibits or schedules thereto). With respect to each such Person that is a counterparty to the Material Assumed Contracts or the Specified Shared Contracts, (i) there are no outstanding or, to the knowledge of Seller, threatened (in writing) disputes or controversies with such Person, and (ii) such Person has not terminated or, to the knowledge of Seller, threatened or stated an intention to terminate in writing, or materially decreased or materially adversely altered, its relationship with Seller or any Affiliate of Seller, with respect to the Business or, to the knowledge of Seller, threatened (in writing) or stated an intention to do any of the foregoing in writing.

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Section 4.5 Litigation. There are no (i) pending or, to the knowledge of Seller, threatened Proceedings in writing against Seller relating to the Purchased Assets, the Business or the Business Employees or (ii) Orders imposed upon Seller relating to the Purchased Assets, the Business or the Business Employees. There is no Proceeding by Seller pending or which Seller intends to initiate relating to the Purchased Assets, the Business or the Business Employees.

Section 4.6 Intellectual Property Rights.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Data Subject” means the individual and/or, to the extent protected under applicable Privacy Laws, the legal entity to whom Personal Data relates.

(ii) “EEA” means the European Economic Area, as constituted from time to time, and shall be deemed to include Switzerland and the United Kingdom.

(iii) “Intellectual Property” means any and all forms of industrial and intellectual property, and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, confidential and proprietary information, knowhow, technology, technical data, proprietary processes and formulae, algorithms, specifications, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, web addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all computer programs, source code, object code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, development tools, files, records and data, all schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology and information, tools, concepts, techniques, methods, processes, customer lists and supplier lists and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing or any intellectual property rights in any form and embodied in any media.

(iv) “Personal Data” means any information relating to an identified or identifiable Data Subject, including a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that Data Subject or any other piece of information that allows the identification of a Data Subject or is otherwise considered personally identifiable information or personal information under applicable Law, including Tracking Data.

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(v) “Privacy Laws” means each applicable Law applicable to the privacy protection or security of Personal Data, including the General Data Protection Regulation (EU) 2016/679, the UK General Data Protection Regulation (as defined in Section 3(10) of the Data Protection Act 2018 as supplemented by Section 205(4) of that Act (“UK GDPR”)), the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020, the Federal Trade Commission Act, the CAN-SPAM Act, the Children’s Online Privacy Protection Act of 1998, as amended, the Telephone Consumer Protection Act, the Payment Card Industry Data Security Standards, the Video Privacy Protection Act, and direct marketing and advertising, profiling and tracking, e-mail, text messaging and/or telemarketing.

(vi) “Process,” “Processed” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

(vii) “Seller Data” means all data collected, generated, or received in connection with the Business, including Seller-Licensed Data, Seller-Owned Data and Personal Data.

(viii) “Seller Data Agreement” means any Contract involving Seller Data to which Seller is a party or is bound by.

(ix) “Seller Intellectual Property” means any and all Seller-Owned Intellectual Property and any and all Third-Party Intellectual Property that is used by Seller, in each case in connection with the Business.

(x) “Seller-Licensed Data” means all data that is Processed by Seller in connection with the Business that is owned, held, collected, or purported to be owned, held or collected by a third party.

(xi) “Seller-Owned Data” means each element of data collected, generated, or received by or in connection with the Business that Seller owns, holds or controls or purports to own, hold or control.

(xii) “Seller-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by Seller and used in connection with the Business.

(xiii) “Seller Privacy Policies” means, collectively, any and all (A) of the data protection, data usage, data privacy and security policies of Seller, whether applicable internally, or published on Seller Websites or otherwise made available by Seller, and (B) Contracts with third parties relating to the Processing of Seller Data, in each case that relates to the Business.

(xiv) “Seller Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, Seller and related to the Business.

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(xv) “Seller Websites” means all web sites owned, operated or hosted by Seller or through which Seller conducts the Business (including those web sites operated using the domain names listed on Schedule 4.6(c) of the Disclosure Letter), and the underlying platforms for such web sites.

(xvi) “Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.

(xvii) “Tracking Data” means (A) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (B) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (C) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.

(b) Status. Seller has full title and exclusive ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary for the conduct of the Business. Except as set forth on Schedule 4.6(b) of the Disclosure Letter, no third party has any Lien on any of Transferred Intellectual Property or Transferred Data.

(c) Seller Registered Intellectual Property. Schedule 4.6(c) of the Disclosure Letter lists all Seller Registered Intellectual Property, registered proprietor, the status of such registration or application, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by Seller within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of material Seller Registered Intellectual Property included in the Transferred Intellectual Property (“Transferred Registered Intellectual Property”) is valid (or in the case of applications, applied for) subsisting and enforceable. All registration, maintenance and renewal fees currently due in connection with such Transferred Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Transferred Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Transferred Registered Intellectual Property and recording Seller’s ownership interests therein.

(d) Invention Assignment and Confidentiality Agreement. In each case as it relates to the Business: Seller has used commercially reasonable efforts to secure from all (i) current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for Seller and (ii) named inventors of patents and patent applications owned or purported to be owned by Seller (any such Person described in clause (i) or (ii), an “Author”), either (a) exclusive ownership of all of the Authors’ right, title and interest in and to such Intellectual Property, or (b) the right to use and otherwise commercialize or exploit such Intellectual Property in the operation of the Business as presently conducted.

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(e) Business Confidential Information. Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of Seller (including trade secrets) or provided by any third party to Seller, in each case that relates to the Business (“Business Confidential Information”). All current and former employees and contractors of Seller and any third party having access to Business Confidential Information have either executed and delivered to Seller a written legally binding agreement regarding the protection of such Business Confidential Information or are bound by a duty of confidentiality to the Seller. There has been no breach of confidentiality obligations on the part of Seller or, to the knowledge of Seller, by any third party with respect to Business Confidential Information.

(f) Non-Infringement. To the knowledge of Seller, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Seller-Owned Intellectual Property by any third party. Since January 1, 2019, Seller has not sent a notice to any third party alleging infringement or misappropriation of any Intellectual Property relating to the Business. Seller has not brought any Proceeding for infringement or misappropriation of any Seller-Owned Intellectual Property that are currently pending or unresolved. Except as set forth on Schedule 4.6(f) of the Disclosure Letter, to the knowledge of Seller, Seller has no Liability for infringement or misappropriation of any Third-Party Intellectual Property relating to the Business. To the knowledge of Seller, the operation of the Business, including (i) the design, development, reproduction, marketing, licensing, sale, offer for sale, distribution, provision and/or use of the Seller-Owned Intellectual Property and (ii) Seller’s use of any product, device, process or service used in the Business as previously conducted or currently conducted, has not and does not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property. Since January 1, 2019, Seller has not been sued in any Proceeding or received any written communications (including any third-party reports by users) alleging that Seller has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Seller Intellectual Property is subject to any Proceeding, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by Seller, or that may affect the validity, use or enforceability of any Seller Intellectual Property. Seller has not received any opinion of counsel that any Seller-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, infringes or misappropriates any Third-Party Intellectual Property.

(g) Licenses; Agreements. Except as set forth in Schedule 4.4(a)(vii) of the Disclosure Letter, Seller has not granted any exclusive licenses to any Seller-Owned Intellectual Property, and Seller is not bound by or a party to any option with respect to any of Seller-Owned Intellectual Property.

(h) Software. Seller does not own any proprietary software.

(i) Information Technology.

(i) Seller Databases. Schedule 4.6(i)(i) of the Disclosure Letter identifies and describes each distinct electronic or other repository or database containing (in whole or in part) Seller Data maintained by or for Seller at any time (collectively, the “Seller Databases”), the types of Seller Data in each such database (including by Seller-Licensed Data and Seller-Owned Data), the means by which Seller Data was collected or received and the security policies that have been adopted and maintained with respect to each such Seller Database.

(ii) Processing. Seller has valid and subsisting contractual rights to Process or to have Processed all Seller-Licensed Data, howsoever obtained or collected, by or for Seller, in the manner that it is Processed by or for Seller. Seller has all rights, and all permissions, licenses or authorizations required under applicable Law (including Privacy Laws) and relevant Contracts (including Seller Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable, to each of Seller-Licensed Data as necessary for the operation of the Business as currently conducted. Seller has been and is in compliance with all Contracts pursuant to which Seller Processes or has Processed Seller-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract.

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(iii) Seller Data. Seller owns all right, title and interest in and to each element of Seller-Owned Data. Seller has the right to Process all Seller-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 4.6(i)(iii) of the Disclosure Letter, Seller has not entered into any Contract governing any Seller-Owned Data or to which Seller is a party or bound by, except the standard terms of use entered into by third-party users (copies of which have been provided to Buyer).

(j) Seller Websites. The contents of any Seller Website and all of Seller’s transactions related to the Business conducted over the Internet comply with applicable Law and codes of practice in any applicable jurisdiction in all material respects. The contents of any Seller Website do not include or incorporate any harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful or otherwise objectionable content, including, without limitation, any material that supports or otherwise encourages wrongful conduct that would constitute a criminal offense, give rise to civil liability.

(k) Digital Millennium Copyright Act. Except as set forth on Schedule 4.6(k) of the Disclosure Letter, Seller conducts and has conducted the Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”), including by informing users of its services of such policy, designating an agent for notice of infringement claims, registering such agent with the U.S. Copyright Office, and taking appropriate action upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other applicable Law.

Section 4.7 Privacy and Data Protection.

(a) Seller’s data, privacy and security practices and Processing of Personal Data conform, and at all times since January 1, 2019 have conformed in all material respects, to all Seller Privacy Commitments, Privacy Laws and Seller Data Agreements. Seller has at all times since January 1, 2019: (A) had a valid legal basis (including providing adequate notice and obtaining any necessary consents from Data Subjects) required for the Processing of Personal Data as conducted by or for Seller and (B) abided by any privacy choices (including opt-out preferences) of Data Subjects relating to Personal Data, in each case in connection with the Business (such obligations along with those contained in Seller Privacy Policies, collectively, “Seller Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the taking over by Buyer of all of Seller Databases, Seller Data and other information relating to Seller’s end users, employees, vendors or clients, or any other category of Data Subjects, will cause, constitute or result in a material breach or material violation of any Privacy Laws or Seller Privacy Commitments, any Seller Data Agreements or any standard terms of service entered into by Seller with Data Subjects the Personal Data of whom is Processed by Seller and its data processors. Copies of all current and prior Seller Privacy Policies have been made available to Buyer and such copies are true, correct and complete. Seller or its Affiliates have not relied on anonymization of Personal Data or consent to process any Personal Data.

(b) Seller has established and maintains commercially appropriate technical, physical and organizational measures and security systems and technologies in material compliance with all data security requirements under Privacy Laws and Seller Privacy Commitments that are designed to protect Seller Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by Seller and its data processors. Seller has, and to the knowledge of Seller their respective data processors have, taken commercially reasonable steps to ensure the reliability of their contractors who have access to Seller Data, to train such contractors on all applicable aspects of Seller Privacy Commitments and to ensure that all contractors with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.

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(c) As it relates to the Business since January 1, 2019, Seller has not received or experienced and, to the knowledge of Seller, there is no circumstance (including any circumstance arising as a result of an audit or inspection carried out by any Governmental Authority) that would reasonably be expected to give rise to, any Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Authority or any other Person (including an end user): (i) alleging or confirming non-compliance with a relevant requirement of Seller Data Agreements, Privacy Laws or Seller Privacy Commitments, (ii) requiring or requesting Seller to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Seller Data, (iii) permitting or mandating relevant Government Authorities to investigate, requisition information from or enter the premises of, Seller or (iv) claiming compensation from Seller. Seller has not been involved in any Proceedings involving non-compliance or alleged non-compliance with Seller Data Agreements, Privacy Laws or Seller Privacy Commitments.

(d) Schedule 4.7(d) of the Disclosure Letter contains the complete list of notifications and registrations made by Seller under Privacy Laws with relevant Governmental Authorities in connection with Seller’s Processing of Personal Data for or in relation to the Business. All such notifications and registrations are valid, accurate, complete and fully paid up and, to the knowledge of Seller, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 4.7(d) of the Disclosure Letter, no other registrations or notifications are required in connection with the Processing of Personal Data by Seller. Seller does not, and has used commercially reasonable efforts to ensure it does not, Process the Personal Data of any natural Person considered a child under the age of 13 in connection with the Business. If Seller knowingly Processes Personal Data from such a child, Seller has either obtained the appropriate parental consent required under Privacy Laws or deleted such data.

(e) Where Seller uses a data processor to Process Personal Data in connection with the Business, the data processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and agreed to compliance with those obligations that are sufficient for Seller’s compliance with Seller Data Agreements, Privacy Laws and Seller Privacy Commitments, and there is in existence a written Contract between Seller and each such data processor that complies with the requirements of all Privacy Laws and Seller Privacy Commitments. Seller has made available to Buyer true, correct and complete copies of all such Contracts. To the knowledge of Seller, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Seller.

(f) Seller has not transferred or permitted the transfer of Personal Data relating to the Business that originates in the EEA outside the EEA, except where such transfers have complied with the requirements of Seller Data Agreements, Privacy Laws and Seller Privacy Commitments.

(g) As it relates to the Business since January 1, 2019, to the knowledge of Seller, no security incident, violation of any data security policy, breach, or unauthorized access in relation to Seller Data, Seller Databases, or Business Confidential Information (including Personal Data in Seller’s possession, custody or control) has occurred that resulted in unauthorized access, acquisition, interruption of access or other Processing, disclosure, use, denial of use, alteration, corruption, destruction, theft or loss of Seller Data or, to the knowledge of Seller, is threatened, and there has been no unauthorized or illegal Processing of any of the foregoing.

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Section 4.8 Tax Matters.

(a) Seller has properly completed and timely filed all Tax Returns for income Taxes and all other material Tax Returns required to be filed by it prior to the Effective Time, has timely paid all amounts in respect of material Taxes shown as due on such Tax Returns to the appropriate Governmental Authority. All material Tax Returns were complete and accurate and have been prepared in compliance with applicable Law. There is no claim for Taxes that has resulted in a Lien against any of the assets of Seller.

(b) To the knowledge of Seller, there is (i) no past or pending audit of, or Tax controversy associated with, any Taxes or Tax Return of Seller that has been or is being conducted by a Taxing Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Seller currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(c) Seller is not party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and Seller has no Liability or potential Liability to another party under any such agreement.

(d) Seller is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction. Seller is not subject to any type of Tax in any U.S. state where it does not file Tax Returns applicable to such type of Tax.

(e) Seller has (i) complied with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(f) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

Section 4.9 Compliance with Law; Permits.

(a) The Business is being and has at all times since January 1, 2019 been conducted by Seller in compliance in all material respects with the Law applicable thereto, and Seller is in compliance in all material respects with the Law applicable to its ownership of the Purchased Assets. Seller has not received any written notices of violation with respect to any Law applicable to the conduct of the Business or the ownership of the Purchased Assets.

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(b) Seller has all material Permits necessary to conduct the Business as currently conducted. Seller has not received any written notice from any Governmental Authority regarding (i) any actual or possible material violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit, in each case related to the Business or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit related to the Business.

Section 4.10 Environmental Matters. The Business and the Purchased Assets are and have at all times been in compliance in all material respects with all Environmental Laws, including the possession of, and the compliance with, all material Permits required under Environmental Laws. There has not been any release of Hazardous Materials by Seller at or from the Business Real Property in violation of Environmental Laws. Seller has not received any Environmental Claim relating to the Business, and to the knowledge of Seller, there are no Environmental Claims threatened in writing against the Business.

Section 4.11 Financial Information. Seller has made available to Buyer true and correct copies of the unaudited balance sheets of the Business as of December 31, 2020 and December 31, 2021 and unaudited balance sheets of the Business for the nine-month period ended September 30, 2022 (the “Seller Financial Information”). The Seller Financial Information (i) was prepared in good faith in accordance with the books of account and other financial records of Seller, (ii) presents fairly, in all material respects, the financial position of the Business (except for Taxes and the presentation of Excluded Assets and Excluded Liabilities) as of the respective dates thereof and for such periods indicated therein, and (iii) has been prepared in good faith on a basis consistent with the past practices of Seller and throughout the periods involved (collectively, the “Accounting Principles”); provided that, for the avoidance of doubt, the Seller Financial Information has not been compiled, reviewed, examined, audited or subjected to any other procedures performed by Seller’s independent accountants (and such independent accountants have not expressed any opinion or other form of assurance on the Seller Financial Information). All accounts receivable (including notes, book debts and other amounts due or accrued, whether billed or unbilled), prepaid expenses and deposits arising from, related to or in respect of the Business are invoiced and collected by, or held at the level of, as applicable, Parent.

Section 4.12 Employees; Employee Benefits.

(a) Seller has made available to Buyer a true, complete and correct list of each Business Employee, as well as, to the extent permitted by applicable Law, each such Business Employee’s: (i) name, (ii) position, (iii) employing entity, (iv) work location, (v) date of hire and length of service (including with any entity acquired by Seller or any Affiliate of Seller), (vi) annual salary or hourly rate, as applicable, (vii) status as exempt/non-exempt from the overtime requirements of the Fair Labor Standards Act and status as full time/part time, (viii) short-term or long-term disability or other leave status, (ix) target bonus for the current fiscal year and bonus paid or payable for the most recently completed fiscal year, the annual incentive or commission plan in which such individual is eligible to participate, and such individual’s accrued bonus or accrued commissions, if any, (x) amount of accrued and unpaid hours of vacation, paid time off, sick leave and any other leave applicable to such Business Employee (by type), and (xi) work authorization/visa information and expiration dates, as applicable (such list, the “Business Employee List”). Seller has made available to Buyer a true, complete and correct list of Seller’s consultants and independent contractors who are directly engaged in the digital portion of the Business and have been paid $25,000 or more by Seller during the 12-month period ended September 30, 2022, and, for each, a copy of the agreement pursuant to which they are engaged or, if none, such individual’s compensation, such individual’s initial date of engagement, whether such engagement has been terminated by written notice by either party thereto, the notice or termination provisions applicable to the services provided by such individual, the city/country where such individual provides services, whether such individual provides services directly to Seller or via a third-party entity or agency, and, if applicable, the person to whom the individual reports.

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(b) Except as would not result in any Liability to Buyer, Seller is in compliance in all material respects with all applicable Law regarding employment practices, terms and conditions of employment, equal opportunity and wages and hours, including Worker Adjustment and Retraining Notification Act of 1988, as amended, ERISA, COBRA and the Fair Labor Standards Act of 1938, as amended (or similar local Law), with respect to the Business Employees and the conduct of the Business by Seller.

(c) As of the Agreement Date, there is not presently pending or existing, and to the knowledge of Seller, there is not threatened, any strike, slowdown, picketing, work stoppage or disputes related to the Business or the Business Employees. Seller is not party to or bound by any collective bargaining agreement, works council or labor Contract related to the Business or the Business Employees, other than such agreements or Contracts that are mandated by applicable Law. As of the Agreement Date, to the knowledge of Seller, no union organization effort is threatened, initiated or is in progress with respect to the Business or the Business Employees.

(d) Neither Seller nor any of its ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, has sponsored, maintained or contributed to, a multiemployer plan within the meaning of Section 3(37) of ERISA that, in each case, would result in the imposition of any material Liability to Buyer or any of its Affiliates. Neither Seller nor any of its ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and, to the knowledge of Seller, no circumstances exist that would result in any Liability to Seller, its Subsidiaries, or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that would result in the imposition of any Liability on Buyer or any of its Affiliates.

(e) Except as would not result in any Liability to Buyer, neither Seller nor any of its ERISA Affiliates has any Liability with respect to an obligation to provide medical, dental or life insurance coverage or any other welfare benefits after termination of employment in respect of any Business Employee, except as may be required under Section 4980B of the Code or other applicable Law.

(f) Except as would not result in any Liability to Buyer, no Seller Benefit Plan is sponsored, maintained or contributed to under any Law or applicable custom of any jurisdiction outside of the United States.

(g) Except as described in Schedule 4.12(g) of the Disclosure Letter, or except as would not result in any Liability to Buyer, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions hereunder and thereunder (including the consummation of the Purchase Transactions) will not (i) entitle any Business Employee to extra severance pay under any Seller Benefit Plan exceeding such severance required by applicable Law, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any Business Employee under any Seller Benefit Plan or (iii) result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) being made to any Business Employee who is a “disqualified individual” within the meaning of Section 280G of the Code.

Section 4.13 Real Property.

(a) Schedule 4.13(a) of the Disclosure Letter sets forth a list of the Business Real Property. Seller has good and valid leasehold interests in or good, marketable fee title to, as applicable, all its Business Real Property free and clear of any Liens other than Permitted Liens. All Assumed Business Leases are in full force and effect, constitute legal, valid and binding obligations of Seller and to the knowledge of Seller, the other parties thereto, and such Contracts are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. There exists no breach, default or event of default (or occurrence or event that with notice or lapse of time or both would result in a breach, default or event of default) under any Assumed Business Lease (or any lease underlying a Business Lease) by Seller or, to the knowledge of Seller as of the Agreement Date, any other party thereto.

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(b) Seller has not given to, nor received from, any other Person any written notice since January 1, 2020 (i) regarding any actual, alleged, possible, or potential breach of, or default under, any lease agreement in respect of any Business Real Property or (ii) announcing or threatening termination or cancellation of any lease agreement in respect of any Business Real Property.

(c) To the knowledge of Seller, there are no condemnation or eminent domain proceedings or compulsory purchase pending or threatened that would interfere with Seller’s present use of the Business Real Property, and Seller has not leased, subleased or licensed any Business Real Property to any Person.

Section 4.14 Fair Consideration; No Fraudulent Conveyance. The transfer of the Purchased Assets to Buyer as contemplated by this Agreement and the other Transaction Documents is made in exchange for fair and equivalent consideration, and Seller is not insolvent nor will be rendered insolvent by the Transfer of the Purchased Assets as contemplated by this Agreement and other Transaction Documents. Seller is not entering into this Agreement or the Transactions with the intent to defraud, delay or hinder its creditors and the consummation of the Transactions will not have any such effect. The Transactions will not give rise to any right of any creditor of Seller to assert any claim for fraudulent conveyance against Buyer, any of its Subsidiaries or any of the Purchased Assets in the hands of Buyer or any of their respective successors and assigns following the Closing.

Section 4.15 Title, Condition and Sufficiency of Purchased Assets.

(a) Except as set forth on Schedule 4.15(a) of the Disclosure Letter, Seller has good and valid title to the Purchased Assets (or in the case of leased Purchased Assets, valid leasehold interests in such leased Purchased Assets), free and clear of all Liens.

(b) The Transferred Tangible Assets are in good working condition and repair, ordinary wear and tear excepted.

(c) After giving effect to the TSA, and subject to the employment of the Transferred Business Employees, (i) except for the Excluded Assets and as set forth in Schedule 4.15(c)-1 of the Disclosure Letter, the Purchased Assets constitute all of the Contracts, assets, rights and properties (whether real, personal or mixed and whether tangible or intangible) necessary, and such assets, rights and properties are sufficient, to enable Buyer, following the Closing, to conduct the Business in substantially the same manner the Business is currently conducted and (ii) except as set forth in Schedule 4.15(c)-2 of the Disclosure Letter, the Purchase Assets constitute all of the Contracts, assets, rights and properties (whether real, personal or mixed and whether tangible or intangible) necessary, and such assets, rights and properties are sufficient, to enable Buyer, following the Closing, to conduct the affiliate marketing/commerce portion of the Business (the “Specified Business”) in substantially the same manner the Specified Business is currently conducted.

Section 4.16 Absence of Certain Developments. Except for actions taken to effect the Transactions as contemplated hereunder or any other Transaction Document, from September 30, 2022 through the Agreement Date, (a) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the Business has been conducted in the ordinary course in all material respects and (c) Seller has not taken any action that would, if taken by Seller from the Agreement Date through the Closing Date, require the consent of Buyer under Section 6.1(a).

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Section 4.17 Finders; Brokers. Seller has not employed any finder or broker in connection with the Transactions who would have a valid claim for a fee or commission from Buyer in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the Transactions.

Section 4.18 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Letter), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business or the Purchased Assets furnished or made available to Buyer, or as to the future revenue, profitability or success of the Purchased Business, or any representation or warranty arising from statute or otherwise in law. The foregoing shall not impair any remedy available to Buyer as a result of fraud committed by Seller.

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1 Corporate Existence. Buyer is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Buyer has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to consummate the Transactions.

Section 5.2 Corporate Authority. This Agreement and the other Transaction Documents to which Buyer is (or becomes) a party and the consummation of the Transactions involving such Persons have been duly authorized by Buyer by all requisite corporate, limited liability, partnership or other action prior to Closing and no other Proceedings on the part of Buyer or its stockholders are necessary for Buyer to authorize the execution and delivery of this Agreement or any of the other Transaction Documents, to perform any of their obligations hereunder or thereunder or consummate the Purchase Transactions. Buyer has full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and consummate the Purchase Transactions. This Agreement has been duly executed and delivered by Buyer, and the other Transaction Documents will be duly executed and delivered by Buyer at or prior to the Closing. Assuming the due authorization, execution and delivery by Seller of this Agreement or any other Transaction Document, as applicable, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, valid and legally binding obligations of Buyer, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 Governmental Approvals and Consents; Non-Contravention.

(a) No Consent, order, or license or permit from, notice to or registration, declaration or filing with, any Governmental Authority is required on the part of Buyer or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the Transactions except as would not prevent or delay the consummation of any of the Transactions.

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(b) The execution and delivery of this Agreement and the other Transaction Documents by Buyer, the performance by Buyer of its respective obligations hereunder and thereunder and the consummation by Buyer of the Transactions do not and will not (without notice or lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of the respective certificate of incorporation or bylaws or equityholders’ agreement or similar Organizational Documents of Buyer (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to any material Permit or material Contract, or (iii) assuming compliance with the matters described in Section 5.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Buyer or any of its properties or assets, in each case except as would not prevent or delay the consummation of any of the Transactions.

Section 5.4 Finders; Brokers. None of Buyer or any of its Affiliates has employed any finder, broker or investment banker in connection with the Transactions who would have a valid claim for a fee, commission or expenses from Seller in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the Transactions.

Article 6

AGREEMENTS OF BUYER AND SELLER

Section 6.1 Operation of the Business.

(a) From the Agreement Date until the earlier of the Closing Date and termination of this Agreement pursuant to Article 9 (the “Pre-Closing Period”), Seller shall:

(i) continue to operate and conduct the Business in the ordinary course of business and in material compliance with applicable Law;

(ii) in each case to the extent related to the Purchased Assets, the Assumed Liabilities or the Business: (A) pay all accounts payable and pay or perform its other obligations in the ordinary course of business, (B) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business, and (C) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of the Business Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(iii) maintain each of the Business Real Properties leased under the Assumed Business Leases in accordance with the terms of the applicable Assumed Business Lease;

(iv) promptly notify Buyer of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect or cause any of the conditions set forth in Article 7 not to be satisfied; and

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(v) notify (A) Buyer in writing promptly after learning of any Proceeding by or before any Governmental Authority or arbitrator initiated by or against it with respect to the Business, or, to the knowledge of Seller, threatened in writing against the Business (a “New Litigation Claim”), (B) Buyer of ongoing material developments in any New Litigation Claim or any litigation claim pending against the Business as of the Agreement Date and (C) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim or any litigation claim pending against the Business as of the Agreement Date.

(b) Except as otherwise provided in Section 6.1(b) of the Disclosure Letter, during the Pre-Closing Period, without the prior written consent of Buyer, Seller shall not take any of the following actions with respect to the Purchased Assets, the Assumed Liabilities or the Business:

(i) transfer, sell, lease, license or otherwise convey or dispose of, abandon or allow to lapse (other than at the expiration by its non-extendable and non-renewable term), or subject to any Lien (other than Permitted Liens), the Purchased Assets (or assets or property that would have been Purchased Assets, but for such transfer or disposition), in each case other than (A) sales or non-exclusive licenses of Transferred Intellectual Property to customers or other business partners in the ordinary course of business or (B) sales or dispositions of obsolete or inoperable Purchased Assets;

(ii) except in the ordinary course of business, (A) enter into any Contract that if in effect on the Agreement Date would be a Material Contract (other than a Shared Contract) or (B) amend in any material respect, renew or waive any material provision of any existing Material Contract (other than a Shared Contract, automatic renewals in accordance with the terms of such Material Contract or other renewals of customer contracts not adverse to the Business);

(iii) enter into any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar preemptive rights and/or terms to any Person related to the Business or the Purchased Assets;

(iv) (A) commence a Proceeding or (B) settle or compromise any Proceeding, unless all amounts paid in respect thereof are Excluded Liabilities or are paid or otherwise satisfied in full prior to the Closing;

(v) (A) transfer any employee of Seller or its Affiliates into the Business such that they would fall under the definition of Business Employee, transfer any Business Employee out of the Business such that they would no longer be included as a Business Employee, hire any Business Employee (except to fill current vacancies set forth on Schedule 6.1(b)(v) of the Disclosure Letter or vacancies arising after the Agreement Date due to the departure of any Business Employee) or terminate any Business Employees, (B) increase the compensation or benefits of any Business Employees, other than, in the case of clause (B), as required by Law or in accordance with any pre-existing contractual obligations set forth in Schedule 6.1(b)(v) of the Disclosure Letter or (C) grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Business Employee;

(vi) extend the period for payment of Accounts Payable or accelerate the payment of Accounts Receivable, in each case other than in the ordinary course of business;

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(vii) change the invoicing practices of Seller with respect to the Business in a manner that would accelerate the timing for delivering invoices for services of the Business to customers under Assumed Contracts;

(viii) make any material capital expenditures or material research and development expenditures other than in the ordinary course of business and reasonably necessary for the continued operation of the Business; or

(ix) enter into any agreement to do any of the foregoing.

(c) If Seller desires to take an action that would be prohibited pursuant to Section 6.1(a) or Section 6.1(b) without the prior written consent of Buyer, prior to taking such action, Seller may request such written consent by sending an electronic mail to the representative of Buyer listed on Schedule 6.1(c) of the Disclosure Letter and Buyer may deliver to Seller its written consent (to the extent granted) via electronic mail.

(d) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business and, prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.2 Access to Information; Confidentiality.

(a) During the Pre-Closing Period, Seller shall, and shall cause its Subsidiaries to, permit Buyer and its authorized agents or Representatives to have reasonable access during regular business hours to: (i) such properties, books, records, Contracts and financial (including working papers) and operating data of the Business, the Purchased Assets or the Assumed Liabilities and (ii) the Business Employees listed on Schedule 6.2 of the Disclosure Letter and other members of management of Seller knowledgeable about the Business, the Purchased Assets or the Assumed Liabilities, in each case as Buyer may reasonably request in order to review information and documentation and ask questions relative to the properties, books, Contracts and other records of the Business, the Purchased Assets or the Assumed Liabilities and to conduct any other reasonable investigations, in each case for any reasonable business purpose relating to the consummation of the Purchase Transactions. All requests for access to the offices, properties, books and records of Seller and its Subsidiaries shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor any of its Affiliates, agents or Representatives acting on its behalf shall contact any of the employees, customers, suppliers, partners, Subsidiaries or Affiliates of Seller in connection with the Transactions, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such Representatives of Seller (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in the foregoing, neither Seller nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would reasonably be expected to cause the waiver of any attorney-client privilege of Seller or such Subsidiaries or contravene any Law or binding agreement of Seller or such Subsidiaries (provided that Seller shall inform Buyer as to the general nature of what is being withheld as a result of the foregoing and shall use commercially reasonable efforts to disclose such information in a way that would not waive such privilege or contravene any applicable Law or binding agreement, including by entering into a joint defense or similar agreement).

(b) Each Party expressly acknowledges and agrees that this Agreement and the other Transaction Documents to which it is a party and their respective terms and all information, whether written or oral, furnished by a Party to another Party or any Affiliate of such other Party, in connection with the negotiation of this Agreement or the other Transaction Documents or pursuant to this Section 6.2 shall be treated as “Evaluation Material” of such Party under the Confidentiality Agreement.

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(c) Except as otherwise expressly provided in this Agreement or any other Transaction Document, Seller shall hold and shall cause its Subsidiaries to hold, and shall use commercially reasonable efforts to cause its Representatives to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii), in connection with the performance of its obligations under this Agreement or the preparation of any Tax Returns required to be filed by it), without the prior written consent of Buyer, any and all Confidential Information related to Buyer, the Purchased Assets the Assumed Liabilities and/or the Business; provided that Seller may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(c) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Seller and in respect of whose failure to comply with such obligations Seller will be responsible, (ii) if Seller, its Subsidiaries or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the Transactions. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii), Seller shall to the extent practicable and permissible promptly notify Buyer of the existence of such request or demand and shall provide Buyer a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Buyer with respect thereto, at Buyer’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Seller may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Seller is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Buyer, exercise commercially reasonable efforts, at Buyer’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.2(c) shall not apply to information to the extent relating to the Excluded Assets, Excluded Liabilities or Seller’s or its Subsidiaries’ businesses other than the Business, nor shall it prevent disclosure of information under customary confidentiality agreements in connection with any transaction or proposal with respect to an acquisition of control of Seller (whether by way of merger, purchase of capital stock, purchase of assets, joint venture, license or lease or otherwise).

(d) Except as otherwise expressly provided in this Agreement or any other Transaction Document, Buyer shall hold, and shall use commercially reasonable efforts to cause its Representatives to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii), in connection with the performance of its obligations under this Agreement or preparation of any Tax Returns required to be filed by it), without the prior written consent of Seller, any and all Confidential Information related to the Excluded Assets, the Excluded Liabilities and/or the businesses of Seller (other than the Business); provided that Buyer may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(d) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Buyer and in respect of whose failure to comply with such obligations Buyer will be responsible, (ii) if Buyer, its Affiliates or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the Transactions. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii), Buyer shall to the extent practicable and permissible promptly notify Seller of the existence of such request or demand and shall provide Seller a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Seller with respect thereto, at Seller’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Buyer may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Buyer is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Seller, exercise commercially reasonable efforts, at Seller’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.2(d) shall not apply to information to the extent relating to the Purchased Assets, the Assumed Liabilities, or with respect to the Business, information that does not relate to the Excluded Assets.

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Section 6.3 Necessary Efforts.

(a) Subject to the terms and conditions of this Agreement and to applicable Law, Seller and Buyer agree, and Seller agrees to cause its Subsidiaries, to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to use their respective commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and to use their respective commercially reasonable efforts to cause the conditions to each Party’s obligation to close the Transactions as set forth in Article 7 to be satisfied as promptly as practicable, including using their respective commercially reasonable efforts to take all actions necessary (i) to obtain all Consents, licenses, certificates, permits, approvals, clearances, expirations, consents, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authority (each, a “Governmental Consent”) or other Persons, including with respect to any Assumed Contracts, required in connection with the consummation of the Transactions, except, in the case of a Consent of a Person other than a Governmental Authority, as requested by Buyer (it being understood that the failure to obtain any such Consents contemplated by this Section 6.3 shall not, by itself, cause the conditions set forth in Section 7.2(b) or Section 7.3(b) to be deemed not to be satisfied), (ii) to effect all such necessary registrations and filings with the Governmental Authorities in order to consummate and make effective the Purchase Transactions and the other Transactions and (iii) to comply with all requirements under applicable Law that may be imposed on it with respect to this Agreement and the Purchase Transactions.

(b) Notwithstanding anything to the contrary herein, it is expressly understood and agreed that: (i) Buyer shall not have any obligation to litigate or contest any Proceeding challenging any of the Transactions as violative of any applicable Law and (ii) Buyer shall be under no obligation to proffer, make proposals, negotiate, execute, carry out or submit to agreements or Orders providing for (A) the sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of Buyer or any of its Affiliates, (B) the discontinuation of any product or service of Buyer or any of its Affiliates, (C) the licensing or provision of any technology, software or other Intellectual Property Rights of Buyer or any of its Affiliates to any Person, or (D) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own their respective assets.

Section 6.4 Public Disclosures. Neither Buyer nor Seller shall, and Buyer and Seller shall cause each of their respective Subsidiaries and its and their respective directors, officers, employees, Affiliates and Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions, without the prior written approval of the other Party, except that: (a) Buyer or Seller may issue such release or statement or make such other disclosures as they may reasonably determine is necessary to comply with applicable Law or the rules and regulations of any applicable national securities exchange, (b) Buyer may disclose any information concerning the Transactions that it deems appropriate in its reasonable judgment, in light of its status as a publicly-owned company, including to securities analysists and institutional investors and in press interviews and (c) Buyer or Seller may make customary disclosures to its existing and potential lenders and financing sources subject to confidentiality undertakings no less restrictive than those of Buyer pursuant to this Agreement and the Confidentiality Agreement; provided that, in each case, to the extent in the good faith judgment of such Party it is reasonably practicable to do so, such Party shall provide the other Party with a reasonable opportunity in light of the circumstances to review such Party’s intended communication (to the extent made in writing) and consider in good faith modifications to the intended communication reasonably requested by the other Party.

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Section 6.5 Post-Closing Access to Records and Personnel.

(a) Exchange of Information. After the Closing, for a period of seven (7) years after the Closing Date, upon receipt of reasonable prior notice, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access during normal business hours, to, and in manner so as not to unreasonably interfere with the conduct of such other Party’s business the other Party’s employees (without substantial disruption of employment) and to any and all files, documents, books and records that are in a Party’s possession, including customer lists, invoices and purchase orders, cost records, sales and pricing data, marketing materials, supplier records, product data, manuals and literature, technical information, drawings, specifications and other engineering data, evidences of title and other business records, in each case, relating to the conduct of the Business on or before the Closing Date and (x) in the case of Seller, the Excluded Assets and Excluded Liabilities and (y) in the case of Buyer, the Purchased Assets and the Assumed Liabilities (collectively, the “Books and Records”), to the extent reasonably available and in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Law) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other Proceeding, or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) in connection with the filing of any Tax return or election or any amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes, (iv) to comply with its obligations under this Agreement or the other Transaction Documents or (v) in connection with any other matter requiring access to any such employees, books, records, documents, files and correspondence of the other Party, solely to the extent necessary for each party’s performance of its obligations under this Agreement and the other agreements contemplated hereby or otherwise necessary for Buyer’s operation of the Business after Closing or Seller’s operation of its businesses (other than the Business) after Closing, as the case may be; provided that no Party shall be required to provide access to or disclose (x) information where such access or disclosure would be reasonably expected to violate any Law, or waive any attorney-client or other similar privilege (provided that in the event such provision of information would reasonably be expected to violate any Law or waive any attorney-client or other similar privilege, the Party with such information shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall take all reasonable measures to permit the disclosure in a manner that avoids any such violation or waiver, including by entering into a joint defense or similar agreement and in accordance with Section 10.14) or (y) any financial or other information that such Party does not maintain in the ordinary course of business or is otherwise not reasonably available under its current reporting systems, and each Party may redact information regarding itself or its Subsidiaries not relating to Business, the Purchased Assets or the Assumed Liabilities.

(b) Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

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(c) Record Retention. Except as otherwise provided herein, each Party agrees to use its commercially reasonable efforts to retain the Books and Records in its possession or control for a reasonable period of time as set forth in its regular document retention policy, as such policy may be amended from time to time, or for such longer period as may be required by Law, or until the expiration of the relevant representation or warranty under any of the Transaction Documents and any related claim of indemnification related thereto. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records in accordance with its retention policy; provided that prior to any such destruction or disposal of any Books and Records other than e-mails that occurs prior to the second (2nd) anniversary of the Closing Date, (i) such Party shall provide no less than two months’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of) and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient); provided, further, that the foregoing shall not apply to e-mails that are destroyed in accordance with a Party’s regular document retention policies.

(d) Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.5(c).

(e) Confidential Information. Nothing in this Section 6.5 shall require (i) any Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided that in the event that any Party is required under this Section 6.5 to disclose any such information, that Party shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall use commercially reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information or take all reasonable measures to permit the disclosure in a manner that avoids any such violation, (ii) any Party to disclose any information if Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (including any such litigation relating to this Agreement or the Transactions), to the extent the information is related thereto (or the subject matter thereof) or requested in connection therewith (provided that such restriction shall not apply to any information to the extent necessary for such Party to prepare any Tax Returns or any filings required by the rules and regulations of any national securities exchange) or applicable Law. The covenants contained herein shall in no event be considered a waiver of any attorney-client privilege, work product privilege or any similar privilege.

Section 6.6 Employee Relations and Benefits.

(a) Offer Letters; Terms and Conditions of Employment. Seller shall cooperate and work with Buyer to help Buyer identify Business Employees and contractors of Seller to whom Buyer may elect to offer continued employment or engagement with Buyer or a Subsidiary of Buyer. With respect to any Business Employee or contractor of Seller who receives an offer of employment or engagement from Buyer, Seller shall assist Buyer with its efforts to enter into an Offer Letter or independent contractor agreement, with such Business Employee or contractor as soon as practicable after the Agreement Date and in any event prior to the Closing Date (any such Business Employees who accept such offers of employment, the “Transferred Business Employees” and together with any contractors that accept such offers of engagement, the “Transferred Business Service Providers”). Buyer shall make an offer of employment to all Business Employees set forth on the Business Employee List, with base salaries substantially the same or better as are set forth in the Business Employee List opposite each such Business Employee but shall not be obligated to engage any contractors of Seller. Notwithstanding the foregoing, if during the Pre-Closing Period Buyer reasonably determines that any of the Business Employees set forth on the Business Employee List are either (i) not directly involved in the Business or (ii) solely or primarily involved in any business of Parent or Seller other than the Business, including the Excluded Print Business, Buyer shall promptly notify Seller and shall not be obligated to extend an offer of employment to such Business Employee. With respect to matters described in this Section 6.6, Seller will consult with Buyer (and will consider in good faith the advice of Buyer) prior to sending any notices or other communication materials to the Business Employees or any of its contractors. Seller and its Affiliates will be solely responsible for complying with the requirements of Section 4980B of the Code for all Business Employees. Seller shall cash out the Transferred Business Employees for all accrued but unused vacation and other paid time-off of such Transferred Business Employees in accordance with the terms and conditions applicable to the provision thereof under the vacation pay or other paid time-off policy of Seller or its Affiliates applicable to such Transferred Business Employees as of and up to the Effective Time.

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(b) Consent to Hiring. Seller hereby consents to the hiring or engagement, as applicable, of the Transferred Business Employees and Transferred Business Service Providers by Buyer and waives, with respect to the employment or engagement by Buyer of the Transferred Business Employees and Transferred Business Service Providers, any claims or rights Seller may have against Buyer or the Transferred Business Employees and Transferred Business Service Providers under any non-competition, confidentiality or employment agreement or consulting agreement to the extent the Transferred Business Employees and Transferred Business Service Providers will perform services for Buyer.

(c) Pre-Closing Liabilities. Seller and its Affiliates shall be solely responsible for any and all Liabilities in respect of the Business Employees, including the Transferred Business Employees, and their beneficiaries and dependents, arising prior to the Closing, and relating to or arising out of or in connection with, to the extent applicable, (i) the employment of any personnel by Seller or its Affiliates, (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation under, any Seller Benefit Plans, (iii) salaries, wages, bonuses, incentive compensation, commissions, retention payments, vacation, sick pay or other compensation or payroll items (including deferred compensation), (iv) any severance, separation or termination Liabilities, including such Liabilities incurred in connection with the Closing and (v) any unpaid payroll Taxes, social security or equivalent Taxes, unpaid fees for medical insurance or similar coverage, and unemployment or equivalent Taxes imposed on Seller in its capacity as employer, and performance of any obligation to any Governmental Authority to withhold income or other Taxes from wages of employees.

(d) No Third-Party Beneficiaries. Nothing in this Section 6.6 is intended to or shall (i) prevent Buyer, on or after the Closing Date, from terminating the employment or engagement of any Transferred Business Employees or Transferred Business Service Providers, or (ii) confer any rights or remedies (including third-party beneficiary rights) on any Business Employees or contractor of Seller, or any beneficiary thereof.

Section 6.7 Tax Matters.

(a) Transfer Taxes. All value-added, transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Purchased Assets (“Transfer Taxes”) shall be paid by Seller when due, and Seller and Buyer shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees to the extent such Party is required to file under applicable Law.

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(b) Tax Returns.

(i) Following the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to, duly file or cause to be duly filed any Tax Return required to be filed by it in respect of any Tax. If a Party is liable under this Agreement for any portion of a Tax shown due on any Tax Return required to be filed by another Party, the Party obligated to file such Tax Return shall deliver a copy of the relevant portions of such Tax Return (taking into account any extensions, if applicable) to the liable Party. The liable Party shall pay the Party obligated to file such Tax Return the portion of the Tax so shown due for which it is so liable within five Business Days. This Section 6.7(b) shall not apply to any Transfer Taxes, which shall be governed by Section 6.7(a).

(ii) With respect to the Business, in the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (A) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (B) in the case of Taxes not described in clause (A) (such as franchise Taxes or Taxes that are based on or related to income or receipts), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(c) Cooperation and Assistance. Seller and Buyer shall reasonably cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other Proceeding. They each shall make available such other documents as are reasonably necessary to carry out the intent of this Section 6.7.

Section 6.8 Non-Competition; Non-Solicitation.

(a) During the period commencing on the Closing Date and ending 24 months after the Closing Date, Seller will not, and will cause its Affiliates not to, participate or engage in, or hold any ownership interest in any Person who engages in, any business that directly competes with the Business as it is operated on the Closing Date (the “Restricted Business”); provided that (i) Seller may in all events, continue to perform any Restricted Business for the benefit of Buyer or any of its Affiliates as required or contemplated by this Agreement or any other Transaction Document, (ii) the restrictions contained in this Section 6.8(a) shall not restrict the acquisition by Seller, directly or indirectly, of less than 1% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business, (iii) Seller will not be restricted from activities in which it is engaged as of the Closing (excluding the Business), and (iv) Seller may acquire other media brands or businesses after the Closing, provided that any media brands or businesses acquired by Seller during such 24-month period may not derive more than twenty percent (20%) of their aggregate revenues at the time of acquisition from activities that are directly competitive with the Restricted Business. For purposes of illustration, the parties intend that publications such as Men’s Health, Esquire and GQ would be directly competitive with the Restricted Business, but publications with a specific active or outdoor theme such as fishing or boating would not be directly competitive with the Restricted Business unless such theme is the primary subject of any of the Adventure Sports Network’s publications as of the Closing.

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(b) During the period commencing on the Closing Date and ending 24 months after the Closing Date, Seller will not directly or indirectly, solicit to hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any Transferred Business Employee. This restriction shall not apply to Persons that have been terminated by Buyer at least six months prior to commencement of employment discussions between Seller or its representatives and such Person and nothing in this Section 6.8(b) shall restrict Seller from engaging in general or public searches, solicitations or advertising by or on behalf of Seller (including through search firms) that are not specifically directed towards any such Person described in the immediately preceding sentence.

(c) Each Party acknowledges and agrees that the covenants and agreements set forth in this Section 6.8 were a material inducement to the other Party to enter into this Agreement and to perform its obligations hereunder. Seller hereby acknowledges that the restrictive covenants set forth in this Section 6.8 are reasonable in terms of duration, scope and area restrictions and are limited to the scope that is necessary to protect the goodwill of the Business and to prevent the impairment of the value of the substantial investment therein being made by Buyer hereunder. The Parties agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.8 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature that is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. It is agreed that any breach or threatened breach of the restrictive covenants set forth in this Section 6.8 would cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy to the non-breaching Party.

Section 6.9 Exclusivity. During the Pre-Closing Period, Seller will not, nor will it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly: (i) solicit or knowingly encourage, facilitate or induce the making, submission or announcement of, or take any other action designed or reasonably likely to facilitate, any inquiry, expression of interest, proposal or offer concerning the sale or other conveyance of any material portion of the Business as an alternative to the Transactions (an “Acquisition Proposal”) from any Person other than Buyer or its Affiliates or Representatives, (ii) deliver or make available to any Person any nonpublic information with respect to the Business (other than in the ordinary course of business) or afford access to the properties, books, records or representatives of the Business to any Person (other than Buyer or its Affiliates or Representatives, or as required by applicable Law) or (iii) negotiate, or accept any proposals, offers or inquiries from, or enter into any Contract with, any Person relating to or in connection with any Acquisition Proposal. Notwithstanding anything to the contrary herein, in no event shall any transaction or proposal with respect to an acquisition of control of Seller (whether by way of merger, purchase of capital stock, purchase of assets, joint venture, license, lease or otherwise) constitute an Acquisition Proposal.

Section 6.10 TSA Schedule Supplements. As promptly as practicable following the Agreement Date and in any event prior to the Closing, Buyer and Seller agree to negotiate in good faith with respect to the schedules to be attached to the TSA, including any additions, modifications, adjustments or clarifications with respect to any matters set forth in such schedules as of the Agreement Date.

Section 6.11 Cooperation in Litigation. Without limiting the obligations of the Parties under Article 8, from and after the Closing, upon the written request of a Party, the other Parties shall reasonably cooperate with the requesting Party in the investigation, prosecution or defense of any Proceedings arising from or related to the conduct of the Business, the ownership, operation or use of the Purchased Assets or the Assumed Liabilities and, in each case, involving one or more third parties. Such cooperation shall include (a) providing, and causing a Party’s Affiliates or Subsidiaries, as applicable, to provide documentary or other evidence, (b) implementing or causing a Party’s Affiliates to implement record retention, litigation holds or other documentary or evidence policies and (c) making and causing a Party’s Affiliates to make available directors, officers and employees to give depositions or testimony, all as reasonably requested by the requesting Party from time to time.

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Section 6.12 Excluded Print Business. Seller will, at its sole cost and expense, continue to operate the Excluded Print Business with respect to the Men’s Journal publication in the ordinary course of business: (i) with respect to publishing, for the remainder of calendar year 2022; and (ii) with respect to distribution to, and sales through newsstands and other outlets, and related returns, for so long as is customary in the industry. Promptly following January 1, 2023, Seller shall cease publishing Men’s Journal and wind-down, at its sole cost and expense, the Excluded Print Business with respect to the Men’s Journal publication, which shall include completing the distribution, sale and processing of returns of the publications printed prior to January 1, 2023. Buyer hereby grants to Seller, a non-exclusive, royalty-free, worldwide license to use any of the Transferred Intellectual Property (a) until the end of calendar year 2022 to print and publish Men’s Journal, and (b) until the completion of the wind-down, solely in connection with, and as necessary for, Seller’s operation and wind-down of the Excluded Print Business. Notwithstanding anything in the contrary in the foregoing, the Parties will work together to enable Seller to offer to Men’s Journal print subscribers a subscription to Sports Illustrated to fulfill Seller’s obligation to such Men’s Journal print subscribers.

Section 6.13 Seller Dissolution Event. Seller shall provide written notice to Buyer promptly, and in any event no later than ten Business Days, after effecting a Dissolution Event.

Section 6.14 Disclosure Updates. If, after the Agreement Date, Seller obtains knowledge that any representation or warranty of Seller contained in this Agreement would not be true and correct as of the Closing (each, a “Disclosure Update”), then Seller may give Buyer written notice of such Disclosure Update, which notice shall include a detailed description of the Events giving rise to such Disclosure Update and the representations and warranties of Seller to which such Disclosure Update relates, and shall be signed by an officer of Seller (each, a “Disclosure Update Notice”). Any Disclosure Update that: (i) is the result of an Event first occurring after the Agreement Date and not as a result of any action that is wrongful or not taken in good faith by any Seller Party, including any breach, default or violation of applicable Law by such Seller Party, (ii) is not material and (iii) does not pertain to any representation or warranty under Section 4.5 or Section 4.6(f), in each case as reasonably determined by Buyer (each, a “Permitted Disclosure Update”), shall be deemed an update and supplement to the Disclosure Letter for all purposes under this Agreement (including, for the avoidance of doubt, Article 8), but only as and to the extent described in the applicable Disclosure Update Notice and, for the avoidance of doubt, the description of the Permitted Update contained in the Disclosure Update Notice shall be deemed to be representations and warranties of Seller under Article 4 for all purposes under this Agreement (including, for the avoidance of doubt, Article 8). As used herein, the term “Event” shall mean the existence or occurrence of any act, circumstance, condition, event, fact or incident, or any set or combination of any of the foregoing.

Section 6.15 Assumed Business Leases.

(a) During the Pre-Closing Period, Buyer and Seller shall use their commercially reasonable efforts to obtain the consent of the landlord under the Business Leases set forth on Schedule 6.15 of the Disclosure Letter to the assignment of such Business Leases to Buyer, including the Lease Deposits (the “Assumed Business Leases”).

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(b) If Buyer and Seller cannot obtain the consent of such landlord on terms that are reasonably acceptable to Buyer and Seller prior to the Closing, in lieu of Seller assigning the Assumed Business Leases to Buyer, then, following the Closing, on a monthly basis, Seller shall deliver to Buyer (through Buyer’s AP system, as described in the TSA) an invoice (a “Lease Invoice”) setting forth third-party charges for such month that are (i) required to be paid by Seller under the Assumed Business Leases, or (ii) otherwise reasonably necessary to maintain the Carlsbad Office, including base rent, additional rent, utilities, taxes, insurance and maintenance, together with any documentation reasonably requested by Buyer. Buyer shall pay Seller all amounts reflected on a Lease Invoice within fifteen (15) days after receipt. Upon expiration of the Assumed Business Leases, Seller shall pay Buyer an amount equal to the deposit of $475,000 under the Assumed Business Leases (the “Lease Deposits”), less (x) any amounts required to be paid by Seller upon termination of such leases (including any damage to the leased premises), and (y) any amounts then owing by Buyer to Seller under any Lease Invoices. Seller shall make such payment within fifteen (15) days after Seller and the landlord under the Assumed Business Leases have agreed upon all amounts then due upon termination of such leases. Buyer shall remove all tangible personal property included in the Purchased Assets from the Carlsbad Office prior to the termination of the Assumed Business Leases.

Article 7

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of the Parties to consummate and cause the consummation of the Transactions shall be subject to the satisfaction (or written waiver by the Party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:

(a) No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect on the Closing Date that has or would have the effect of prohibiting, enjoining or restraining the consummation of the Transactions to occur on the Closing Date or otherwise making such transactions illegal.

(b) Regulatory Authorizations. Buyer and Seller shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions.

Section 7.2 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate and cause the consummation of the Transactions shall be subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall have been and be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects” or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Seller shall have received a certificate dated as of the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(b) Covenants of Buyer. Buyer shall have complied in all material respects with all covenants and agreements contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing. Seller shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Buyer to such effect.

(c) Receipt of Closing Deliveries. Seller shall have received at or prior to the Closing a counterpart to the Transaction Documents to which Buyer is a party (other than this Agreement), in each case duly executed by Buyer.

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Section 7.3 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate and cause the consummation of the Transactions shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement shall have been and be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects,” “Material Adverse Effect” or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Buyer shall have received a certificate dated as of the Closing Date and signed on behalf of Seller by an authorized officer of Seller to such effect.

(b) Covenants of Seller. Seller shall have complied in all material respects with all covenants contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing. Buyer shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Seller to such effect.

(c) Business Material Adverse Effect. There shall not have occurred a Material Adverse Effect on the Business that is continuing.

(d) Receipt of Closing Deliveries. Buyer shall have received at or prior to the Closing:

(i) evidence reasonably satisfactory to Buyer of (A) the consent to assignment required in connection with the Transactions under the Assumed Contracts set forth on Schedule 4.3(b) of the Disclosure Letter, other than with respect to the Assumed Business Leases, and (B) the delivery of notice as promptly as practicable following the Agreement Date, and in any event prior to the earlier of the Closing and the date on which notice is required to be delivered under the applicable Assumed Contract, to the party to the Assumed Contract, as set forth on Schedule 4.3(b) of the Disclosure Letter;

(ii) a certificate pursuant to Section 897 of the Code certifying that Seller is not a foreign person, as defined in Section 1445(f)(3) of the Code in accordance with Section 1.1445-2(b) of the Treasury Regulations, duly executed by Seller; and

(iii) a counterpart to the Transaction Documents to which Seller and/or Parent is a party (other than this Agreement), in each case duly executed by Seller and/or Parent, as the case may be.

In no event shall any of the following be a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement: (A) the resignation of a Business Employee prior to the Closing or the failure of a Business Employee to accept Buyer’s offer of employment prior to the Closing; or (B) Buyer’s receipt of, or the availability of, any funds to pay the Purchase Price; or (C) the parties’ obtaining any consent of the landlord under the Assumed Business Leases.

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Article 8

INDEMNIFICATION

Section 8.1 Indemnification.

(a) Following the Closing and subject to the terms and conditions of this Article 8, Seller shall indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, stockholders, successors and assigns (each, a “Buyer Indemnified Party” or collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each Buyer Indemnified Party for, all Losses incurred, sustained, suffered or paid by such Buyer Indemnified Party arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by Seller in this Agreement to be true and correct (A) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date, but taking into account any Permitted Disclosure Update (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii) any breach by Seller of its covenants hereunder;

(iii) any fraud, intentional misrepresentation or willful breach by or on behalf of Seller; or

(iv) any Excluded Liabilities (such Losses, individually and collectively, the “Buyer Losses”).

(b) Following the Closing and subject to the terms and conditions provided in this Article 8, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, stockholders, successors and assigns (each, a “Seller Indemnified Party” or collectively, the “Seller Indemnified Parties”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, all Losses incurred, sustained, suffered or paid by such Seller Indemnified Party arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by Buyer in this Agreement to be true and correct (A) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii) any breach by Buyer of its covenants hereunder;

(iii) any fraud, intentional misrepresentation or willful breach by or on behalf of Buyer; or

(iv) any Assumed Liabilities (such Losses, individually and collectively, the “Seller Losses”).

(c) Materiality standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation will be taken into account in determining whether an inaccuracy of such representation or warranty, or a breach of such covenant, agreement or obligation exists but will not be taken into account in determining the amount of any Losses with respect to such inaccuracy or breach.

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Section 8.2 Certain Limitations; Additional Terms.

(a) The maximum aggregate Liability of Buyer for all Losses under this Article 8 shall not exceed an amount equal to the Purchase Price actually paid to Seller. The maximum aggregate Liability of Seller for (i) all Losses pursuant to clause (i) of Section 8.1(a), other than in respect of Fundamental Representations (each, a “General Claim”), shall not exceed an amount equal to 12.5% of the Purchase Price and (ii) for all Losses under this Article 8 shall not exceed an amount equal to the Purchase Price. Notwithstanding anything to the contrary herein, the foregoing limitations shall not apply to any claim for indemnification made by the applicable Indemnified Party pursuant to clauses (iii) or (iv) of Section 8.1(a) or Section 8.1(b), as applicable (each a “Fundamental Claim”), for which there shall be no liability cap. As used herein, the term “Fundamental Representations” means: (A) with respect to Seller, the representations and warranties set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Authority), Section 4.6(f) (Non-Infringement), Section 4.15(a) and (c) (Title and Sufficiency) and Section 4.17 (Finders; Brokers); and (B) with respect to Buyer, the representations and warranties set forth in Section 5.1 (Corporate Existence), Section 5.2 (Corporate Authority) and Section 5.4 (Finders; Brokers).

(b) Notwithstanding anything to the contrary, no Buyer Indemnified Party will be entitled to any indemnification for any Losses pursuant to Section 8.1(a)(i) (other than Losses arising out of, resulting from or in connection with Fundamental Representations) hereunder unless and until the total of all Losses with respect to such matters exceeds One Hundred Fifty Thousand Dollars ($150,000.00) (the “Basket”), at which time Seller shall be liable for all Losses including the amount of the Deductible, subject to the limitations described in Section 8.2(a).

(c) All Losses shall be calculated net of the amount of any recoveries actually received by an Indemnified Party under any insurance policies or contractual indemnification or contribution provisions with third parties (calculated net of any actual collection costs, reasonable expenses, premium adjustments or retrospectively rated premiums incurred or paid to procure such recoveries) with respect to such Losses; provided that, in each case, the Indemnified Party shall have no obligation to seek, obtain or pursue any such recoveries. If the amount to be reduced hereunder from any payment required hereunder is determined after payment of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 8, such Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that should not have been paid pursuant to this Article 8 had such determination been made at the time of such payment. Nothing provided in this Article 8 shall limit any duty of an Indemnified Person to mitigate Losses under applicable Law.

(d) The rights of the Indemnified Party to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Indemnifying Party. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. If an Indemnified Party’s claim under this Article 8 may be properly characterized in multiple ways in accordance with this Article 8 such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Party will have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article 8; provided that no Indemnified Party shall be entitled to recover more than once for the same Loss.

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Section 8.3 Indemnification Procedures; Third-Party Claims; Seller Dissolution Event.

(a) Claims Period. The period of time during which an Indemnified Party may make a claim for Losses arising out of, resulting from or in connection with: (i) any General Claim shall commence at the Closing and terminate at 11:59 p.m. Eastern time on the date that is 15 months following the Closing, (ii) any other claim for indemnification hereunder (other than Fundamental Claims) shall commence at the Closing and terminate at 11:59 p.m. Eastern time on the date that is 24 months following the Closing, (iii) the failure of any Fundamental Representation in this Agreement to be true and correct as aforesaid shall commence at the Closing and terminate at 11:59 p.m. Eastern time on the date that is 36 months following the Closing, and (iv) any Fundamental Claim shall commence at the Closing and terminate at 11:59 p.m. Eastern time on the date that is 72 months following the Closing (each such period, a “Claims Period”). The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the Claims Period set forth and agreed to in this Section 8.3(a) shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. Notwithstanding anything to the contrary herein, any matter as to which a Notifying Party has asserted a claim for indemnity in compliance with this Article 8 during the applicable Claims Period that is pending or unresolved at the end of such Claims Period shall continue to survive until such matter is finally resolved by the Parties.

(b) General Claim Procedure; Set-Off.

(i) During the applicable Claims Period, a Notifying Party may deliver to the applicable Indemnifying Party one or more certificates signed by any officer of the Notifying Party (each, a “Claim Certificate”): (A) stating that an Indemnified Party has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Losses, (B) stating the amount of such Losses (that, in the case of Losses not yet incurred, paid, reserved or accrued, may be the maximum amount believed by the Notifying Party in good faith to be incurred, paid, reserved, accrued or demanded by a third party), and (C) specifying in reasonable detail (based upon the information then possessed by the Notifying Party) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related.

(ii) Such Claim Certificate (A) need only specify such information to the knowledge, after reasonable investigation, of such officer of the Notifying Party as of the date thereof, (B) will not limit any of the rights or remedies of any Indemnified Party with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (C) may be updated and amended from time to time by the Notifying Party by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Losses properly set forth in a Claim Certificate or any update or amendment thereto will remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period will affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the applicable Indemnifying Party is materially prejudiced thereby.

(iii) If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice, or fails to notify the Notifying Party within 30 Business Days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice shall be conclusively deemed a Liability of the Indemnifying Party and, subject in all cases to the limitations set forth in this Article 8, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

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(iv) If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Notifying Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation subject to Section 10.9. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall pay the amount or otherwise cause the satisfaction of any such Loss no later than 10 Business Days following the final determination of the Indemnifying Party’s Liability (whether such determination is made pursuant to the procedures set forth in this Section 8.3, by written agreement between the Indemnifying Party and the Notifying Party or by final adjudication subject to Section 10.9).

(v) Notwithstanding any provision of this Agreement to the contrary, the Parties hereby acknowledge and agree that, in addition to any other right hereunder (including pursuant to this Article 8), Buyer will have the right to set off against the Deferred Payment any amounts that are as of such time owed to or reasonably claimed by Buyer Indemnified Parties pursuant to any Claim Certificate delivered in accordance with this Section 8.3, up to 100% of any Losses for which a Buyer Indemnified Party is or would be entitled to indemnification hereunder (the “Set-Off Amount”), subject in all cases to all applicable limitations in this Article 8. Any portion of the Deferred Payment remaining after a reduction by the Set-Off Amount will be paid to Seller in accordance with the applicable terms of this Agreement. The reduction of the Deferred Payment by a Set-Off Amount by Buyer in good faith, whether or not the claim is ultimately determined to be justified, will not constitute a breach of this Agreement. In the event the aggregate Set-Off Amount is determined to be greater than the amount of Losses finally determined (after exhausting all available appeals or other forums for reconsideration) to be payable in respect of such indemnification claim in accordance with Article 8 (the amount by which the Set-Off Amount exceeds the finally determined amount of such indemnification claim, “Set-Off Surplus”), Buyer will pay the Set-Off Surplus to Seller within 10 Business Days after such final determination.

(c) Third-Party Claims.

(i) In the event an Indemnified Party becomes aware of a third-party claim that an Indemnified Party believes may result in a claim for indemnification pursuant to this Article 8 by or on behalf of an Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim (a “Third-Party Claim Notice”). In addition, the Indemnified Party will use commercially reasonable efforts to deliver promptly to the Indemnifying Party copies of material pleadings, notices, offers of settlement and communications with respect to such Third-Party Claim to the extent that receipt of such documents would not adversely affect any privilege of the Indemnified Party in respect of such Third-Party Claim, and the Indemnified Party shall keep the Indemnifying Party reasonably apprised of material developments with respect to such Third-Party Claim and the defense thereof, including amounts incurred and reasonably expected to be incurred for Defense Costs by the Indemnified Party, and shall consider, in good faith, any recommendations made by the Indemnifying Party with respect thereto.

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(ii) Subject to Section 8.3(c)(iii) below, the Indemnifying Party may elect (by written notice to the Indemnified Party within 10 Business Days after the Indemnifying Party receives notice of such claim) to assume and control the defense of a Third-Party Claim with counsel selected by the Indemnifying Party reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for Defense Costs subsequently incurred by the Indemnified Party in connection with the defense thereof for so long as it continues to direct such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ, at its own expense, counsel separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and shall be empowered to settle or resolve such Third-Party Claim.

(iii) The Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (A) in the case where the Indemnifying Party is Seller, such Third-Party Claim relates to individual rights of privacy or publicity, libel or defamation involving the Business or the Purchased Assets or would reasonably be expected to cause or otherwise result in the impairment of any of Buyer’s trademarks, (B) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (C) the Third-Party Claim involves monetary damages in excess of the amounts that the Indemnifying Party would otherwise be liable for pursuant to this Article 8, (D) the Third-Party Claim seeks specific performance or injunctive relief against the Indemnified Party, (E) the Third-Party Claim alleges, or seeks a finding or admission of, a violation of Law by the Indemnified Party or any of its Affiliates, (F) the Indemnifying Party failed or is failing to diligently prosecute or defend such Third-Party Claim or (G) the Indemnifying Party is also a party to such claim and the Indemnified Party determines in good faith that joint representation would be inappropriate.

(iv) Each of the Parties shall cooperate reasonably, and shall cause their Affiliates to cooperate reasonably, in the defense or prosecution (or settlement) of any Third-Party Claim against any of them. Such cooperation shall include using commercially reasonable efforts in (A) the retention and (upon the reasonable request of an Indemnifying Party or other Party involved in such claim) the provision of documents, records and information that are reasonably relevant to such Third-Party Claim upon reasonable request therefor (subject to the receiving Party’s agreement to appropriate provisions for maintaining confidentiality and privilege in a manner consistent with Section 6.2 and Section 6.11) and (B) making employees available on any basis reasonably requested by such Party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third-Party Claim.

(v) If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 8.3(c), the Indemnifying Party may compromise or settle the same; provided that the Indemnifying Party shall give the Indemnified Party notice reasonably in advance of any proposed compromise or settlement and in no event shall the Indemnifying Party compromise or settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such compromise or settlement (A) provides for no relief other than the payment of monetary damages borne solely by the Indemnifying Party, (B) does not include any admission of wrongdoing or violation of Law on the part of the Indemnified Party or its Affiliates and (C) includes an unconditional release from all liability or obligation of the Indemnified Party in respect thereof.

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(vi) If the Indemnifying Party elects not to, or is not entitled to assume the defense of any Third-Party Claim in accordance with the terms of Section 8.3(c), the Indemnified Party may assume and control the defense of the Third-Party Claim with counsel reasonably acceptable to the Indemnifying Party in such manner and on such terms as the Indemnified Party reasonably deems appropriate, including paying and/or agreeing to pay, in settlement or resolution of such claim, any amounts to the third party making such claim (such amounts, collectively, a “Settlement Payment”), subject to the terms of this Section 8.3(c). If the Indemnified Party has assumed the control of the defense of the Third-Party Claim, the Indemnified Party shall diligently prosecute such claim, and the Indemnifying Party and its counsel (at the Indemnifying Party’s sole cost and expense) may participate in (but not control the conduct of) the defense of a Third-Party Claim, except to the extent such participation would adversely affect any privilege of the Indemnified Party in respect of such Third Party Claim. For any period during which the Indemnified Party has assumed control of the defense of a Third-Party Claim in accordance with this Section 8.3(c), the Indemnifying Party shall be liable to indemnify the Indemnified Party for any Defense Costs if the allegations or claims underlying such Third Party Claim, taken as alleged or claimed, would be reasonably likely to be indemnifiable under this Article 8. As used herein, the term “Defense Costs” means the reasonable costs and reasonable expenses incurred by an Indemnified Party in connection with any investigation, defense, settlement or resolution of a Third-Party Claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other reasonable professionals’ and experts’ fees and court or arbitration costs); provided that, for the avoidance of doubt, the term Defense Costs does not include a Settlement Payment itself. Defense Costs shall constitute Losses for which the Indemnified Parties shall be indemnified if the allegations or claims underlying such Third Party Claim, taken as alleged or claimed, would be reasonably likely to be indemnifiable under this Article 8. In the event that an Indemnified Party determines to settle or resolve any such Third-Party Claim and make a Settlement Payment in connection therewith, an Indemnified Party shall seek the consent of the Indemnifying Party to such Settlement Payment, which shall not be unreasonably withheld, delayed or conditioned.

(d) Seller Dissolution Event. Upon and following a Dissolution Event, Seller hereby designates Parent to act as its representative and as its true and lawful attorney-in-fact and exclusive agent, for all purposes expressly set forth herein, and Parent shall have the authority to do all things and to perform all acts, as contemplated by or deemed advisable by it in connection with this Agreement, in each case for and on behalf of Seller. In no way limiting the foregoing, upon and following a Dissolution Event, any Claim Certificates, notices, requests for consent or other communications to be directed to Seller as the Indemnifying Party shall instead be directed to Parent, acting as Seller’s representative pursuant to this Section 8.3(d), and Parent shall be subject to the same obligations of action, including deadlines for responses, as would have Seller if such communications had been directed to Seller. Buyer and its Affiliates will be entitled to rely on such appointment and treat Parent as the duly appointed attorney-in-fact of Seller and as having the duties, power and authority provided for in this Section 8.3(d).

Section 8.4 Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price.

Section 8.5 Exercise of Remedies by Persons Other than the Parties. No Buyer Indemnified Party (other than Buyer or any successor or assignee of Buyer) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer (or any successor or assignee of Buyer) consents to the assertion of the indemnification claim or the exercise of the other remedy. No Seller Indemnified Party (other than Seller or any successor or assignee of Seller) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Seller (or any successor or assignee of Seller) consents to the assertion of the indemnification claim or the exercise of the other remedy.

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Section 8.6 Sole and Exclusive Remedy. Following the Closing, except in respect of a dispute under Section 3.3(c) (which shall be governed by Section 3.3(c)), and except in respect of fraud, from and after the Closing, the indemnification provisions contained in this Article 8 will constitute the sole and exclusive recourse and remedy of the Parties with respect to any claim arising from this Agreement or the transactions contemplated hereby, whether by contract, statute, tort or otherwise. Notwithstanding the foregoing, the provisions of this Article 8 will not restrict the right of any party to seek specific performance or other equitable remedies. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer Indemnified Parties’ and the Seller Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder. Notwithstanding anything to the contrary herein, nothing in this Section 8.6 shall be deemed to limit the rights or remedies of any Indemnified party under any other Transaction Document.

Article 9

TERMINATION

Section 9.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned:

(a) by mutual written consent of Buyer and Seller, if the board of directors (or a duly authorized committee thereof) of each Party so determines;

(b) after December 15, 2022 (the “Outside Date”) by either Buyer or Seller by notice to the other Parties if the Closing shall not have been occurred on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that no Party shall have any right to terminate this Agreement pursuant to this Section 9.1(b) during the pendency of a Proceeding by the other Party for specific performance to consummate the Transactions (including to effect the Closing in accordance with Section 3.1) pursuant to Section 10.7 hereof;

(c) by either Buyer, on the one hand, or Seller and Parent, on the other hand, by notice to the other Party, if (i) a Governmental Authority of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions to occur on the Closing Date; provided that no Party shall have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if such Party’s failure to perform its obligations under this Agreement has been the principal cause of, or resulted in, such order, decree or ruling or other action or (ii) any U.S. federal or state Law has been enacted that would make the consummation of the Transactions illegal;

(d) by Seller, if there has been a breach of any representation or warranty set forth in Article 5, or a breach of any covenant or agreement on the part of Buyer set forth in this Agreement, and which breach (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Buyer of written notice of such breach from Seller; provided that the right to terminate this Agreement pursuant to this Section 9.1(d) will not be available to Seller if Seller is then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.3(a) or Section 7.3(b) is then incapable of being satisfied; or

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(e) by Buyer, if there has been a breach of any representation or warranty set forth in Article 4, or a breach of any covenant or agreement on the part of Seller set forth in this Agreement, and which breach (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Seller of written notice of such breach from Buyer; provided that the right to terminate this Agreement pursuant to this Section 9.1(e) will not be available to Buyer if Buyer is then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.2(a) or Section 7.2(b) is then incapable of being satisfied.

Section 9.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties shall terminate and there shall be no Liability on the part of any Party (or any stockholder, Affiliate, director, officer, employee, agent, consultant or Representative of such Party) to any other Party (or its stockholders, Affiliates, directors, officers, employees, agents, consultants or Representatives), except that the provisions of Section 6.2(b), this Section 9.2, Section 9.3 and Article 10 of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, but subject to Section 9.3, the provisions of this Section 9.2 shall not relieve a Party of any Liability for any willful and intentional breach of this Agreement occurring prior to the termination of this Agreement or pursuant to the sections specified in this Section 9.2 to survive such termination.

Section 9.3 Expenses. Except as otherwise expressly provided herein or in any Transaction Document, including in this Section 9.3, whether or not the Closing occurs, each Party shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions.

Article 10

MISCELLANEOUS

Section 10.1 Notices. Except as otherwise expressly provided in this Agreement, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon delivery by e-mail transmission with non-automated receipt confirmed, or on the next Business Day when sent by overnight courier, and

If to Buyer:	The Arena Media Brands, LLC 200 Vesey Street, 24th Floor New York, NY 10281
	Attention:	General Counsel
Email:

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with copies to:	Fenwick & West LLP 555 California Street San Francisco, CA 94104
	Attention:	Samuel B. Angus; Ken S. Myers; Victoria A. Lupu
Email:

If to Seller:	Weider Publications, LLC c/o A360 Media, LLC 1955 Lake Park Dr. SE, Suite 400 Smyrna, GA 30080
	Attention:	President
Email:

with copies to:	A360 Media, LLC 1955 Lake Park Dr. SE, Suite 400 Smyrna, GA 30080
	Attention:	General Counsel
Email:

If to Parent (or to Seller upon and following a Dissolution Event):	A360 Media, LLC 1955 Lake Park Dr. SE, Suite 400 Smyrna, GA 30080
	Attention:	General Counsel
Email:

or to such other address as any such Party shall designate by written notice to the other Party.

Section 10.2 Bulk Transfers. Buyer waives compliance with the provisions of all applicable Law relating to bulk transfers in connection with the Transfer of the Purchased Assets.

Section 10.3 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Buyer shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, ..pdf, facsimile or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.4. Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable Law.

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Section 10.5 Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement (except that Article 8 is intended to benefit the Indemnified Parties).

Section 10.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 10.7 Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.8 Governing Law. This Agreement and all claims and Proceedings arising out of this Agreement shall be governed by, and construed in accordance with, the internal Law of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 10.9 Consent to Jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States located within the State of Delaware, solely with respect to any and all claims and Proceedings related to this Agreement and the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions (including resolution of disputes under Article 8 hereof), and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 10.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a Party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

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Section 10.10 Entire Agreement. This Agreement and the other Transaction Documents, the Confidentiality Agreement, the Disclosure Letter and the Exhibits and Schedules hereto set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, representations or warranties relating to such subject matter. In the event of any inconsistency between the provisions of this Agreement and any Closing Transfer Document, the provisions of this Agreement shall prevail.

Section 10.11 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership among the Parties. This Agreement does not authorize any Party (i) to bind or commit, or to act as an agent, employee or legal representative of, another Party, except as may be specifically set forth in other provisions of this Agreement or (ii) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to one another under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.11.

Section 10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 10.13 Rules of Construction; Interpretation.

(a) The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents and, therefore, hereby waive, with respect to this Agreement, any other Transaction Document and each Exhibit and each Schedule attached hereto or thereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(b) When a reference is made in this Agreement to Sections, Exhibits, Appendices or Schedules, such reference shall be to a Section of, or an Exhibit or Appendix to this Agreement or Schedule of the Disclosure Letter unless otherwise indicated. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits, appendices and schedules to this Agreement) and not to any particular provision of this Agreement. The words “include”, “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been physically or electronically provided to the Party or its Representatives to whom such information or material is to be provided, and in addition, in the case of “provided to,” “furnished to,” or “made available” to Buyer, material that has been posted in the “data room” established by or on behalf of Seller and hosted by Dropbox only if so posted at least one Business Day prior to the Agreement Date. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Unless indicated otherwise, (A) any action required to be taken by or on a day or Business Day may be taken until 11:59 PM Eastern Time on such day or Business Day, (B) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (C) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded down to the nearest whole U.S. cent.

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(c) Any reference in this Agreement to wire transfers or other payments requires payment in Dollars unless otherwise expressly stated in that reference. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement shall be converted into Dollars at the applicable exchange rate published by the Wall Street Journal on the immediately preceding day.

Section 10.14 Parent Guaranty.

(a) Parent hereby irrevocably and unconditionally guarantees to the Buyer Indemnified Parties the due and punctual payment and performance of Seller’s indemnification obligations under this Agreement (collectively, the “Guaranteed Obligations”); provided that no Buyer Indemnified Party shall seek or be entitled to any recourse under the guarantee set forth in this Section 10.14 (the “Guaranty”) unless and until the applicable Buyer Indemnified Parties shall have made a claim and demand for payment from Seller and Seller has not, within five Business Days, made payment in full of, or performed in full, such Guaranteed Obligations (in each case, a “Default”). This Guaranty is, subject to the occurrence of a Default, an absolute, unconditional and continuing guarantee of the full and punctual payment and performance by Seller of the Guaranteed Obligations and not of collection. Upon the occurrence of a Default, the obligations of Parent hereunder with respect to the underlying matter of such Default shall become immediately due and payable to the applicable Buyer Indemnified Party; provided that, to the extent Parent is called upon to satisfy any Guaranteed Obligation on behalf of Seller, Parent shall have all of the rights and defenses that Seller would have had Seller performed such obligation directly. Claims under this Guaranty may be made on one or more occasions. No failure on the part of any Buyer Indemnified Party to exercise, and no delay in exercising, any right, remedy or power pursuant to this Section 10.14 shall operate as a waiver thereof, nor shall any single or partial exercise by any Buyer Indemnified Party of any right, remedy or power pursuant to this Section 10.14 preclude any other or future exercise of any right, remedy or power pursuant to this Section 10.14.

(b) Parent hereby represents and warrants and covenants to Buyer that: (i) Parent has full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) this Agreement has been duly executed and delivered by Parent and (iii) assuming the due authorization, execution and delivery by the other Parties hereto of this Agreement, this Agreement constitutes a valid and legally binding obligation of Parent, enforceable against it in accordance with its terms, except for the Enforceability Exceptions.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

WEIDER PUBLICATIONS, LLC

By:	/s/ Marc Fierman
Name:	Marc Fierman
Title:	Executive Vice President, Chief Financial Officer

A360 MEDIA, LLC

By:	/s/ Marc Fierman
Name:	Marc Fierman
Title:	Executive Vice President, Chief Financial Officer

THE ARENA MEDIA BRANDS, LLC

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]